                                  SCHEDULE 14A

                     INFORMATION REQUIRED IN PROXY STATEMENT

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|
Check the appropriate box:

|_| Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
|X| Definitive Proxy Statement
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                             THE GRAND UNION COMPANY
                             -----------------------
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|  No fee required.

|_|  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1)   Title of each class of securities to which transaction applies:
     (2)   Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     (4)   Proposed maximum aggregate value of transaction:
     (5)   Total fee paid:

|_| Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1)   Amount Previously Paid:
     (2)   Form, Schedule or Registration Statement No.:
     (3)   Filing Party:
     (4)   Date Filed:

                             The Grand Union Company
                            201 Willowbrook Boulevard
                          Wayne, New Jersey 07470-0966

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 August 17, 2000

TO THE STOCKHOLDERS OF THE GRAND UNION COMPANY:

      The Annual Meeting of Stockholders of The Grand Union Company (the "Company") will be held at the Hanover Marriott Hotel, 1401 Route 10 East, Whippany, New Jersey 07981, beginning at 10:00 a.m. on Thursday, August 17, 2000, for the following purposes, as more fully described in the accompanying Proxy Statement:

      (1)   To elect the following seven (7) nominees to serve as directors:
            Michael J. Embler, Jeffrey P. Freimark, David M. Green, Charles M. Masson, Stephen M. Peck, Gary M. Philbin, and Scott M. Tepper.

      (2) To approve amendments to the Company's 1995 Non-Employee Directors' Stock Option Plan ("NEDSOP") to increase the number of shares issuable under the NEDSOP to an aggregate of 250,000 and to increase the number of initial and annual option grants issuable under the NEDSOP to 10,000 and 5,000, respectively.

      (3) To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending March 31, 2001.

      (4) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

      Only stockholders of record at the close of business on June 26, 2000, will be entitled to notice of and to vote at the meeting or any adjournment or postponement thereof. A list of such stockholders will be available for examination by any stockholder for purposes germane to the meeting, during ordinary business hours, for ten (10) days prior to the meeting at the Company's offices, 201 Willowbrook Boulevard, Wayne, New Jersey, and at the place of the meeting. The meeting will be open to all stockholders of record and proxyholders, and to others by invitation only. Beneficial owners of shares held by a broker or nominee must bring with them or have delivered to the Company an appropriate proxy from their broker to vote such shares.

By Order of the Board of Directors

                                          Glenn J. Smith
                                          Senior Vice President, General
                                          Counsel and Corporate Secretary

July 7, 2000

      PLEASE USE THE ENCLOSED STAMPED ENVELOPE TO RETURN YOUR PROXY. RETURNING YOUR PROXY WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE ANNUAL MEETING.

                             THE GRAND UNION COMPANY
                            201 Willowbrook Boulevard
                             Wayne, New Jersey 07470

                                 PROXY STATEMENT

                 INFORMATION CONCERNING SOLICITATION AND VOTING

General

      The enclosed Proxy is solicited on behalf of the Board of Directors of The Grand Union Company, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Hanover Marriott Hotel, 1401 Route 10 East, Whippany, New Jersey, beginning at 10:00 a.m. on August 17, 2000, and at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders.

      These proxy solicitation materials, and the Annual Report to Stockholders for the fiscal year ended April 1, 2000 ("Fiscal 2000"), including financial statements, are being first mailed on or about July 7, 2000, to all stockholders entitled to vote at the Annual Meeting.

Record Date and Shares Outstanding

      Stockholders of record at the close of business on the record date, June 26, 2000, are entitled to notice of and to vote at the Annual Meeting. The Company has one class of voting equity securities outstanding: Common Stock, $.01 par value ("Common Stock"). At the close of business on the record date, 29,992,098 shares of Common Stock were issued and outstanding.

Voting and Revocability of Proxies

      Any proxy given in the form accompanying this proxy statement may be revoked or superseded by the person giving it prior to exercise. A proxy may be revoked by delivering to the Secretary of the Company a later dated proxy or a written notice of revocation, or by attending the Annual Meeting and voting in person. A proxy, when executed and not so revoked, will be voted in accordance with the instructions given in the proxy. If a choice is not specified in the proxy, the proxy will be voted "FOR" the nominees for election of directors named in this Proxy Statement, "FOR" approval of the amendments to the 1995 Non-Employee Director Stock Option Plan, as amended (the "NEDSOP"), "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's accountants for the current fiscal year, and according to the discretion of the proxyholders on any other matters that properly come before the meeting.

      Any stockholder present at the meeting may withdraw his or her proxy and vote in person on each matter brought before the meeting. Stockholders attending the meeting whose shares are held in the name of a broker or other nominee must bring with them or cause to be delivered to the Company a proxy from that broker or nominee in order to vote those shares.

      Each holder of shares of Common Stock outstanding at the record date will be entitled to one vote for each share of Common Stock held. Members of the Board of Directors shall be elected by a plurality of the votes cast. The affirmative vote of a majority of the shares of Common Stock present at the meeting in person or by proxy shall be necessary to approve the amendments to the NEDSOP and to ratify the appointment of the Company's independent accountants. With respect to any other matter that may properly come before the Annual Meeting, each holder of shares of Common Stock will generally have the rights described above.

      The presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock is necessary to establish a quorum at the Annual Meeting. Abstentions are counted for purposes of determining the presence or absence of a quorum, but since they are not affirmative votes for the particular matter, they have the same effect as a vote against the matter. Broker non-votes are not considered present at the meeting for the particular matter as to which the vote is withheld. Consequently, broker non-votes are not counted in respect of such matter, but they do have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matter.

Solicitation of Proxies

      The Company will bear the entire cost of solicitation of proxies, including costs incurred in connection with the preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional information furnished to the Company's stockholders in relation to the Annual Meeting. The Company has retained Innisfree - New York, New York to assist in the solicitation of proxies for a fee of $4,000, plus reimbursement of out-of-pocket expenses. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone, facsimile, telegram or any other means of communication.

Security Ownership By Certain Beneficial Owners and Management

      Set forth below is certain information as of June 26, 2000 (except as otherwise indicated), regarding the beneficial ownership of the Company's Common Stock by (i) any person known by the Company to beneficially own more than 5% of the Common Stock; (ii) each director and nominee for director; (iii) each of the Named Executive Officers (as defined below) identified in the Summary Compensation Table; and (iv) all directors and executive officers as a group. Included in the table are shares that the holder has the right to acquire within 60 days from the date above. Except as indicated otherwise, the Company believes, based on information furnished by such owners, that the beneficial owners of the Company's Common Stock listed below have sole investment and voting power with respect to such shares, subject to applicable community property laws. Unless otherwise indicated, the address for all natural persons listed in the table below is c/o The Grand Union Company, 201 Willowbrook Boulevard, Wayne, New Jersey 07470.


                                                       Amount and
                                                        Nature of
                                                       Beneficial             Percent
Name of Beneficial Owner                              Ownership(1)          of Class(1)
------------------------                              ------------          -----------

Five Percent (5%) Holders
-------------------------

   Morgens, Waterfall, Vintiadis & Co., Inc.            2,924,375     (2)       9.75%
     10 East 50th Street
     NY, NY  10022
   Chilton Investment Co., Inc..............            2,900,100     (3)       9.67%
     65 Locust Avenue, 2nd Floor
     New Canaan, CT 06840
   Paul Tudor Jones II......................            2,473,747     (4)       8.25%
     C/O Tudor Investment Corporation
     600 Steamboat Road
   Greenwich, CT  06830
   UBS AG, London Branch....................            2,434,564     (5)       8.12%
     C/O Swiss Bank Corp
     299 Park Ave
     NY, NY  10171
   Appaloosa Management L.P.................            1,889,400     (6)       6.30%
     26 Main Street
     Chatham, NJ  07928
   Boston Partners Asset Management, L.P....            1,645,100     (7)       5.49%
     28 State Street, 20th Floor
     Boston, MA  02109


                                                       Amount and
                                                        Nature of
                                                       Beneficial             Percent
Name of Beneficial Owner                              Ownership(1)          of Class(1)
------------------------                              ------------          -----------

Directors, Nominees and Executive Officers

  Gary M. Philbin...........................              213,924     (8)           *
  Jeffrey P. Freimark.......................              119,300     (8)           *
  Manouchehr Moslemi........................               31,250     (8)           *
  Glenn J. Smith............................               31,250     (8)           *
  Gary B. Duncan............................                2,500     (8)           *
  Neil A. Augustine.........................                3,333     (9)           *
  Martin Bernstein..........................                5,834     (9)           *
  Thomas R. Cochill.........................                3,834     (9)           *
  Joseph Colonnetta.........................                3,834     (9)           *
  Jacob W. Doft.............................                4,834     (9)           *
  Michael J. Embler.........................                3,333     (9)           *
  David M. Green............................                3,834     (9)           *
  Joseph V. Lash............................                3,834     (9)           *
  Charles M. Masson.........................                    0     (9)           *
  Stephen M. Peck...........................                3,333     (9)           *
  Anthony Petrillo..........................                3,334     (9)           *
  Herbert E. Seif...........................                3,333     (9)           *
  Scott M. Tepper...........................                3,834     (9)           *

All Directors and Executive Officers as a group
  (18 persons)                                            444,728     (10)      1.46%

-----------
*     Less than 1%.

(1) Beneficial ownership is determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as applied by Item 403 of Regulation S-K. Pursuant to these rules, percentage ownership is calculated by including in the numerator and the denominator for a beneficial owner shares which such owner has the right to acquire within 60 days.
(2) Based on information contained in a Schedule 13G dated March 31, 1999, filed by Morgens, Waterfall, Vintiadis & Co., Inc. ("MWVCI") and the June 1, 2000 response of MWVCI to Grand Union's questionnaire to 5% holders of the Company's Common Stock. The shares of the Company's Common Stock are beneficially owned by MWVCI.
(3) Based on information contained in a Schedule 13G/A dated February 15, 2000, filed by Chilton Investment Co., Inc. ("CICI") and on the May 17, 2000 response of CICI to Grand Union's questionnaire to 5% holders of the Company's Common Stock. The shares of the Company's Common Stock are beneficially owned by CICI.
(4) Based upon the May 22, 2000 response on behalf of Tudor Investment Corporation ("TIC") to Grand Union's questionnaire to 5% holders of the Company's Common Stock. The shares reported as beneficially owned by Paul Tudor Jones II ("Mr. P. Jones") are beneficially owned by the Altar Rock Fund Ltd. ("Altar Rock") (8,512 shares), The Tudor BVI Global Portfolio Ltd. ("Tudor BVI") (537,305 shares), The Raptor Global Portfolio Ltd. ("Raptor") (1,798,219 shares) and Tudor Proprietary Trading, LLC ("TPT") (129,711 shares). Because TIC is the investment advisor to each of Altar Rock, Tudor BVI, and Raptor, TIC may be deemed to be the beneficial owner of shares beneficially owned by each of such entities. TIC disclaims beneficial ownership of such shares. Because Mr. Jones is the Chairman and controlling equity owner of TIC, and the Chairman and indirect controlling equity owner of TPT, Mr. Jones may be deemed to be the beneficial owner of the shares beneficially owned, or deemed to be beneficially owned, by each of such entities. Mr. Jones disclaims beneficial ownership of such shares.
(5) Based on information contained in a Schedule 13G dated February 14, 2000, filed by UBS AG, London Branch and on the May 31, 2000 response of UBS AG to Grand Union's questionnaire to 5% holders of the Company's Common Stock. The shares of the Company's Common Stock are beneficially owned by UBS AG, London Branch.

(6) Based on information contained in a Schedule 13G dated February 4, 2000, filed on behalf of Appaloosa Management L.P. ("AMLP"). AMLP is the general partner of Appaloosa Investment Limited Partnership I ("AILP"), the investment advisor to Palomino Fund, Ltd. ("PFL"), and the managing member of Tersk, LLC ("TLLC"), which are the holders of record of 828,501, 924,862, and 136,037 shares, respectively. David A. Tepper ("Mr. D. Tepper") is the sole stockholder and president of Appaloosa Partners, Inc. ("API"). API is the general partner of AMLP and Mr. D. Tepper owns a majority of the limited partnership interests of AMLP.

(7) Based on information contained in a Schedule 13 G dated February 7, 2000, jointly filed by Boston Partners Asset Management, L.P. ("BPAM"), Boston Partners Inc. ("Boston Partners"), and Desmond John Heathwood ("Mr. D. Heathwood"). Boston Partners is the sole general partner of BPAM and Mr. D. Heathwood is the principal stockholder of Boston Partners.

(8) Represents shares subject to acquisition pursuant to options exercisable under the 1995 Equity Incentive Plan, as amended May 14, 1998 ("EIP"), and for Mr. Philbin, 1,000 shares that he owns directly and 424 shares subject to acquisition pursuant to the Series 1 Warrant Agreement, and for Mr. Freimark, 300 shares that he owns directly and 250 that are owned directly by his minor son.

(9) Represents shares subject to acquisition pursuant to options exercisable under the 1995 Non-Employee Directors' Stock Option Plan, as amended December 9, 1999 ("NEDSOP"), and for Mr. Bernstein, 2,000 shares that he owns directly, and for Mr. Doft, 1,000 shares that he owns directly.

(10)Includes 396,250 shares subject to acquisition pursuant to options exercisable under the EIP and 43,504 shares subject to acquisition pursuant to options exercisable under the NEDSOP.

                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS

Director Nominees and Executive Officers

      The names, ages and present principal occupations of the director nominees and executive officers of Grand Union as of June 26, 2000, are set forth below.


Name                                 Age                         Position
----                                 ---                         --------

Gary M. Philbin..................    43    Director, President and Chief Executive Officer - Director Nominee
Jeffrey P. Freimark..............    45    Director, Executive Vice President, Chief Financial
                                           and Administrative Officer and Treasurer - Director Nominee
Manouchehr Moslemi...............    55    Senior Vice President and Chief Information Officer
Glenn J. Smith...................    36    Senior Vice President, General Counsel and
                                           Corporate Secretary
Timothy J. Carnahan..............    46    Corporate Vice President and Controller
Gary B. Duncan...................    48    Corporate Vice President, Human Resources
Richard D. Skelly, Jr............    40    Corporate Vice President of Finance and Assistant
                                           Treasurer
Robert F. Smith..................    55    Corporate Vice President, Merchandising
Michael J. Embler................    36    Director - Director Nominee
David M. Green...................    45    Director - Director Nominee
Charles M. Masson................    47    Director Nominee
Stephen M. Peck..................    65    Director and Chairman of the Board - Director Nominee
Scott Tepper.....................    40    Director - Director Nominee

      Mr. Philbin was elected President and Chief Executive Officer of the Company on February 13, 2000 and has been a director of the Company since October 1997. Mr. Philbin had served as the Company's President and Chief Merchandising Officer since joining the Company in October 1997. From June 1996 until joining the Company, Mr. Philbin was Executive Vice President in charge of Merchandising and Operations for the Cub Food Store Division of SuperValu, Inc., Minnesota. Before joining Cub Foods, Mr. Philbin was Vice President of Merchandising with the Waldbaum's Division, New York, of the Great Atlantic & Pacific Tea Company ("A&P"), a leading supermarket chain based in New Jersey, from July 1993. Prior to his employment with Waldbaum's, Mr. Philbin served in merchandising and operations capacities with Kroger commencing in January 1990.

      Mr. Freimark has been a director of the Company and was elected Chief Administrative Officer and Treasurer effective February 13, 2000 and has been the Company's Executive Vice President and Chief Financial Officer since March 3, 1997. Mr. Freimark also served as the Company's Chief Administrative Officer from March 3, 1997 to January 5, 1998. Prior to joining the Company, Mr. Freimark served as Executive Vice President and Chief Financial Officer of Pueblo Xtra International, Inc., a leading supermarket chain in the Commonwealth of Puerto Rico and the Territory of the U.S. Virgin Islands, from 1992 and as Senior Vice President, Finance, Administration and Treasurer beginning in 1986. Prior to that, he was Vice President-Finance and Corporate Secretary of Kings Super Markets, Inc., a New Jersey supermarket chain.

      Mr. Moslemi has been the Senior Vice President and Chief Information Officer of the Company since February 13, 2000. Preceding that, Mr. Moslemi served as Corporate Vice President and Chief Information Officer since July 6, 1998. Prior to joining the Company, Mr. Moslemi served as Corporate Vice President of Information Technology for the Cub Food Store Division of SuperValu, Inc. from 1995. Prior to that he was Vice President of Information Technology with American Stores, a supermarket chain based in Utah.

      Mr. G. Smith has been Senior Vice President, General Counsel and Corporate Secretary since February 13, 2000. Prior to that, Mr. G. Smith served as Corporate Vice President, General Counsel and Assistant Secretary dating from February 1998. Mr. G. Smith commenced his employment with Grand Union in August 1995 as Director of Labor Relations and Employment Practices. He was appointed Vice President, Labor and Employment Counsel in May 1997 and Vice President, General Counsel and Assistant Secretary in August 1997. Prior to joining Grand Union, Mr. G. Smith was an Associate with the law firm of Grotta, Glassman and Hoffman, P.A., in Roseland, New Jersey from September 1991 to August 1995.

      Mr. Carnahan has been Corporate Vice President and Controller since February 13, 2000. Mr. Carnahan commenced his employment with Grand Union in May 1997 as Vice President of Process Improvement. He was appointed Vice President and Controller in August 1997. From August 1994 until joining Grand Union, Mr. Carnahan served as Director of Inventory Control for Office Depot Inc., Florida, a leading supplier of office products and services.

      Mr. Duncan has been the Corporate Vice President in charge of Human Resources since January 11, 1999. From 1997 until joining the Company, Mr. Duncan served as Vice President of Human Resources for the Genuardi's Family Markets, a supermarket chain in Pennsylvania. Prior to that he was employed by The Vons Companies division of Safeway Stores, a supermarket chain in California, from 1969 where he held a variety of positions, most recently as Director of Compensation Management and Training from 1994 to 1997.

      Mr. Skelly has been Corporate Vice President, Finance and Assistant Treasurer since February 13, 2000. Mr. Skelly commenced his employment with Grand Union in May 1997 as Vice President of Financial Planning and Budgeting. Prior to joining Grand Union, Mr. Skelly was employed by Pueblo Xtra International since 1990, serving as Assistant Treasurer and Assistant Secretary since March 1997.

      Mr. R. Smith has been the Corporate Vice President in charge of Merchandising since May 2000. Prior to joining the Company, Mr. R. Smith was Senior Vice President - Store Operations for the Vons Companies division of Safeway Stores Inc. from 1997 to 1998. Mr. R. Smith also served as Group VP - Perishables from 1996 to 1997 and VP - Meat/Seafood from 1995 to 1996. Prior to that, Mr. R. Smith held positions as VP - Drugstore and VP - Grocery/Frozen Foods. Mr. R. Smith spent the first 20 years of his career in store operations as a Store Manager, District Manager and Director of Store Operations.

      Mr. Embler has been a director since December 17, 1999. Since April 1, 2000, Mr. Embler has been a Managing Director and Portfolio Manager at Long Drive Management Trust, New York, New York, an investment management firm. Prior to that and from August 1998, Mr. Embler was a Vice President at Long Drive. Preceding that, Mr. Embler was employed by Long Drive's affiliate, Nomura Holdings America, Inc., New York, New York, an investment management firm, since 1992, and, from 1994, served as a Vice President.

      Mr. Green has been a director since August 17, 1998. Since 1998, Mr. Green has been a private investor and consultant. Mr. Green was the Chairman, Chief Executive Officer and President of Southwest Supermarkets, Arizona, from
January 1997 to February 1998. Mr. Green was with Smitty's Super Valu, Inc., an Arizona supermarket chain, from 1991 to 1996, serving as its President from 1992 to 1996, its Chief Executive Officer from 1995 to 1996, and its Senior Vice President of Marketing, Merchandising and Procurement from 1991 to 1992.

      Mr. Masson is a nominee for director. Since November 1999, he has been a partner at Leary, Masson & Associates, an advisory firm for distressed companies, in New York, New York. Prior to that and since 1993, Mr. Masson was President of McCloud Partners, a private turnaround consulting company in New York, New York. Mr. Masson is a Director of Maidenform, Inc.

      Mr. Peck was elected Chairman of the Board on February 13, 2000 and has been a director since December 17, 1999. Since 1989, he has been a general partner of Wilderness Partners, L.P., a private investment partnership in New York, New York. Mr. Peck is Chairman of the Board of Trustees and the Executive Committee of Mount Sinai-NYU Health, New York. He is a member of the Board of Directors of Harnischfeger, Inc., Fresenius Medical Care, OFFIT Investment Funds and Banyan Strategic Realty Trust and also serves on the Advisory Boards of The Torrey Funds and Brown Simpson Asset Management.

      Mr. Tepper has been a director since August 17, 1998. Mr. Tepper is the founder and lead integration consultant for KST Consulting, a healthcare and healthcare technology consulting firm, since July 1994. Prior to that, Mr. Tepper served as the Senior Vice President for Medisolution Ltd., a healthcare company in Canada from August 1994 to June 1998. From 1992 to 1994, Mr. Tepper was a Senior Director for Foxmeyer Health, a pharmaceutical distribution and product logistics firm. Mr. Tepper is a Director of BioPlexus, a Connecticut manufacturer of medical equipment.

      Executive officers of the Company are appointed and serve at the discretion of the Board of Directors. Each director of the Company is elected for a period of one year and will serve until his or her successor is duly elected and qualified.

      In addition, the following individuals were directors as of April 1, 2000, are currently directors, and will not stand for re-election at the 2000 Annual Meeting of Stockholders: Neil A. Augustine, Martin Bernstein, Thomas R. Cochill, Joseph Colonnetta, Jacob W. Doft, Joseph V. Lash, Anthony Petrillo and Herbert
E. Seif.

Nominees

      Seven (7) directors have been nominated for election at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the seven (7) nominees named below, all of whom, except for Mr. Masson, are currently directors of the Company. If any such nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who the proxy holders in their discretion may designate to fill the vacancy. The Company is not aware of any nominee who will be unable or will decline to serve as a director. The term of office for each person elected as a director will continue until the next Annual Meeting of Stockholders and until his successor has been elected and qualified.

      The election of directors shall be by the affirmative vote of a plurality of the votes cast at the Annual Meeting. The seven (7) persons receiving the greatest number of votes will be elected as directors. There is no cumulative voting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL THE FOLLOWING NOMINEES FOR ELECTION AS DIRECTOR: Michael J. Embler, Jeffrey P. Freimark, David M. Green, Charles M. Masson, Stephen M. Peck, Gary M. Philbin and Scott M. Tepper.

Board Meetings and Committees

      From February 13, 2000 through the present, the Board has been composed of Messrs. Augustine, Bernstein, Cochill, Colonnetta, Doft, Embler, Freimark, Green, Lash, Peck, Petrillo, Philbin, Seif and Tepper. From December 17, 1999 until February 13, 2000, the Board was composed of Messrs. Harris, Partridge, plus the current Board Members except Mr. Freimark. From August 17, 1998 through December 17, 1999, the Board was composed of J. Wayne Harris, Jack W. Partridge, Bernstein, Cochill, Colonnetta, Doft, Green, Lash, Petrillo, Philbin and Tepper. Since the end of the fiscal year ended April 3, 1999, Mr. Harris has been removed from the Board and Mr. Partridge has resigned from the Board, both effective February 13, 2000. Each Director serves until the next annual meeting of stockholders and until his or her successor is duly elected and qualified or until his/her earlier death, resignation or removal.

      The Board of Directors of the Company held fourteen (14) meetings during the fiscal year ended April 1, 2000. During the fiscal year ended April 1, 2000, each incumbent director attended at least 75% of the aggregate of the number of meetings of the Board and the number of meetings held by all committees of the Board on which he or she served.

      The Board of Directors has a number of standing committees, including an Audit Committee, a Compensation Committee, and a Corporate Governance Committee.

      The Audit Committee reviews the results and scope of audits and other services provided by the Company's independent accountants and considers other matters related to the financial condition of the Company. During the fiscal year ended April 1, 2000, the Audit Committee held a total of three (3) meetings. The members of the Audit Committee are Mr. Bernstein (Chair), Mr. Doft, Mr. Lash and Mr. Seif.

      The Compensation Committee, among other things, sets the compensation for the President and Chief Executive Officer; Executive Vice President, Chief Financial and Administrative Officer and Treasurer; Senior Vice President, General Counsel and Corporate Secretary; and Senior Vice President and Chief Information Officer (together the "Senior Managers"), makes recommendations concerning salaries and incentive compensation for executive officers and key personnel, and administers the EIP and the Executive Annual Incentive Bonus Plan ("EAIBP"). Members of the Compensation Committee are eligible to receive formula-based awards made under the terms of the NEDSOP. During the fiscal year ended April 1, 2000, the Compensation Committee held a total of thirteen (13) meetings. The members of the Compensation Committee are Mr. Augustine (chair), Mr. Cochill, Mr. Green and Mr. Tepper.

      In addition to other functions, the Corporate Governance Committee identifies and screens candidates for membership on the Company's Board of Directors, consults with the Chairman regarding the Board's various committees, and coordinates meetings of the non-employee directors. During Fiscal 2000, the Corporate Governance Committee held a total of four (4) meetings. The members of the Corporate Governance Committee are Mr. Tepper (chair), Mr. Green, Mr. Lash and Mr. Peck.

Executive Compensation

   The following table sets forth compensation ("Summary Compensation Table") paid or accrued by the Company during the three fiscal years ended April 1, 2000 ("Fiscal 2000"), April 3, 1999 ("Fiscal 1999") and March 28, 1998 ("Fiscal
1998") to the Company's Chief Executive Officer and the next four most highly compensated executive officers (collectively the "Named Executive Officers") for services rendered to the Company and its subsidiaries in all capacities during such three fiscal year period:


                                                                                                  Long Term
                                                                                                 Compensation
                                                       Annual Compensation                          Awards
                                                    -------------------------                       ------
                                                                                                   Securities        All Other
                                                                            Other Annual           Underlying      Compensation
Name and Principal Position         Year     Salary ($)   Bonus ($)(1)      Compensation        Options/SARs (#)      ($)(2)
---------------------------         ----     ----------   ------------      ------------        ----------------      ------
Gary M. Philbin.................    2000       360,096          --                --  (3)                --            32,190
   President and Chief              1999       356,731       437,500              --  (3)             427,737          77,250
   Executive Officer                1998       168,347       168,269           73,307 (4)             450,000          22,183

Jeffrey P. Freimark.............    2000       331,731          --                --  (3)                --           138,875
   Executive Vice President, Chief  1999       331,250       325,000              --  (3)             213,870          54,748
   Financial and Administrative     1998       325,257       222,000           95,201 (5)              95,000         683,267
   Officer and Treasurer

Manouchehr Moslemi...............   2000       203,365          --             65,659 (6)              15,000           4,917
   Senior Vice President and Chief  1999       153,846       144,340           55,300 (6)              15,000           7,963
   Information Officer

Glenn J. Smith...................   2000       150,144          --             15,197 (7)              12,000           2,658
   Senior Vice President, General   1999       130,317        88,750              --  (3)              10,000           3,200
   Counsel and Corporate Secretary  1998       102,996        21,231              --  (3)              15,000              44

Gary B. Duncan...................   2000       145,000        55,000              --  (3)              12,000         217,621
   Corporate Vice President,        1999        33,750        15,865           18,369 (8)              10,000           1,250
   Human Resources

Former Executives

J. Wayne Harris.................    2000       565,385          --            163,154 (9)                --         2,009,711
   Chairman and Chief Executive     1999       611,539       750,000          330,908 (9)           1,069,346          16,619
   Officer                          1998       392,461       415,384          163,331 (9)           1,250,000          35,637

Jack W. Partridge, Jr............   2000       302,885          --            133,525 (10)               --         2,339,052
   Vice Chairman and Chief          1999       356,731       437,500           86,524 (10)            427,738          74,827
   Administrative Officer           1998        80,772       155,769           56,096 (10)            450,000             676


      (1) Included in the "Bonus" column for Fiscal 1999 are amounts paid during Fiscal 2000 for performance in Fiscal 1999. For Fiscal 1998 the amounts in the "Bonus" column represent payments made during Fiscal 1999 for performance and discretionary amounts in Fiscal 1998.

      (2) "All Other Compensation" includes the following: (i) contributions to the Company's Savings Plan under Section 401(k) made by the Company in Fiscal 2000 for each of the Named Executive Officers as follows: $1,600, $1,600, $1,600, $1,600, $156 and $1,573 for Messrs. Philbin, Freimark,
      Moslemi, Smith, Duncan and Partridge; the Fiscal 1999 401(k) contribution amounts were $538, $1,250, $308, $1,373 and $538 for Messrs. Philbin, Freimark, Moslemi, Smith and Partridge; the Fiscal 1998 401(k) contribution amounts were $625 and

      $44 for Messrs. Freimark and Smith; (ii) premium payments for life insurance made by the Company in Fiscal 2000 for each of the Named Executive Officers were as follows: $7,232, $8,458, $3,317, $1,058, $1,771, $9,711 and $15,755 for Messrs. Philbin, Freimark, Moslemi, Smith, Duncan, Harris and Partridge; the amounts for premiums in Fiscal 1999 for each of the Named Executive Officers were as follows: $7,673, $9,567, $4,939, $1,827, $16,619 and $18,772 for Messrs. Philbin, Freimark,
      Moslemi, Smith, Harris and Partridge; the amounts for premiums in Fiscal 1998 were as follows: $2,818, $3,708 and $10,887 for Messrs. Philbin, Freimark and Harris; ; (iii) payments made by the Company in Fiscal 2000 for relocation/moving costs in connection with joining the Company including tax gross-ups were as follows: $128,817, $215,694 and $1,724 for Messrs. Freimark, Duncan and Partridge; the Fiscal 1999 amounts for relocation/moving costs including tax gross-ups were: $47,647, $43,931, $2,716, $1,250 and $55,517 for Messrs. Philbin, Freimark, Moslemi, Duncan and Partridge; the Fiscal 1998 amounts for relocation/moving costs including tax gross-ups were $11,843, $678,934, $24,750 and $676 for Messrs. Philbin, Freimark, Harris and Partridge; (iv) the Fiscal 2000, Fiscal 1999 and Fiscal 1998 amounts for Mr. Philbin include interest imputed on a loan to Mr. Philbin for $23,359, $21,392 and $7,522, respectively, including tax gross-ups for his benefits and (v) the Fiscal 2000 amounts for Messrs. Harris and Partridge include separation pay of $2,000,000 and $2,320,000, respectively. These amounts for Messrs. Harris and Partridge have been partially paid and are further payable through February 2001 and August 2002, respectively.

      (3) No "Other Annual Compensation" was reported since the aggregate amount of perquisites and other personal benefits in the respective fiscal year is less than the lower of $50,000 or 10% of the total annual salary and bonus reported for the Named Executive Officers and no other compensation of the type required to be described in the "Other Annual Compensation" column was paid in that year.

      (4) This includes the following personal benefits or perquisites that exceed 25% of all personal benefits or perquisites made available to Mr. Philbin in Fiscal 1998: (a) $39,285 in local residence costs and (b) $34,022 in covered travel expenses, both as provided in the Company's employment agreement with Mr. Philbin.

      (5) This includes the following personal benefits or perquisites that exceed 25% of all personal benefits or perquisites made available to Mr. Freimark in Fiscal 1998: $66,700 in local residence costs as provided in the Company's employment arrangements with Mr. Freimark.

      (6) This includes the following personal benefits or perquisites that exceed 25% of all personal benefits or perquisites made available to Mr.
      Moslemi: $46,183 and $47,039 in Fiscal 2000 and Fiscal 1999, respectively, in local residence costs as provided in the Company's employment arrangements with Mr. Moslemi.

      (7) This includes the following personal benefits or perquisites that exceed 25% of all personal benefits or perquisites made available to Mr. Smith in Fiscal 2000: $15,197 in company car allowance as provided in the Company's employment agreement with Mr. Smith.

      (8) This includes the following personal benefits or perquisites that exceed 25% of all personal benefits or perquisites made available to Mr. Duncan in Fiscal 1999: $15,976 in local residence costs as provided in the Company's employment arrangements with Mr. Duncan.

      (9) This includes the following personal benefits or perquisites that exceed 25% of all personal benefits or perquisites made available to Mr.
      Harris: $116,005, $267,159 and $127,865 in Fiscal 2000, Fiscal 1999 and
      Fiscal 1998, respectively, in local residence costs as provided in the Company's employment agreement with Mr. Harris.

      (10) This includes the following personal benefits or perquisites that exceed 25% of all personal benefits or perquisites made available to Mr.
      Partridge: (a) $79,816, $37,656 and $43,701 in Fiscal 2000, Fiscal 1999
      and Fiscal 1998, respectively, in local residence costs and (b) $26,471 in Fiscal 1999 in covered travel expenses to Mr. Partridge's permanent residence, both as provided in the Company's employment agreement with Mr. Partridge.


                                  Option/SAR Grants in Last Fiscal Year

                                            Individual Grants                      Potential Realizable
                        ---------------------------------------------------------- Value at Assumed
                          Number of      Percent of                                Annual Rates of Stock
                          Securities   Total Options                               Price Appreciation for
                          Underlying     Granted to   Exercise Price                  Option Term (3)
                           Options      Employees in     ($/Share)    Expiration  ------------------------
Name                    Granted(#) (1)  Fiscal Year         (2)          Date        5%($)      10%($)
----                    --------------  -----------         ---          ----        -----      ------
G. Philbin............           0          N/A             N/A           N/A               0           0
J. Freimark...........           0          N/A             N/A           N/A               0           0
M. Moslemi............      15,000 (4)      2.4%          $12.00       11/05/09      $113,201    $286,874
G. Smith...............     12,000 (4)      2.0%          $12.00       11/05/09       $90,561    $229,499
G. Duncan..............     12,000 (4)      2.0%          $12.00       11/05/09       $90,561    $229,499


(1) Unless otherwise noted, options vest 25% annually for the first four anniversaries of the award.
(2) Unless otherwise noted, all options were granted at the fair market value on the date of grant, based on the closing price of the Common Stock as reported on the Nasdaq National Market on the date of grant.
(3) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates required by applicable regulations of the SEC and, therefore, are not intended to forecast possible future appreciation, if any, of the Common Stock price.
(4) After the end of Fiscal 2000, each of Messrs. Philbin, Freimark, Moslemi, and Smith were granted options in connection with the execution of their employment agreements on April 13, 2000 and their existing stock options at Fiscal 2000 year end were cancelled. Additionally, Mr. Duncan was granted 50,000 additional stock options to those listed above on May 11, 2000. See description of Employment Agreements below for additional information.


               Aggregated Option/SAR Exercises in Last Fiscal Year
                      and Fiscal Year-End Option/SAR Values


                                                    Number of Securities                 Value of
                                                   Underlying Unexercised        Unexercised In-the-Money
                                                 Options/SARs at FY-End(#)      Options/SARs at FY-End ($)
                                                 -------------------------      --------------------------
Name                                            Exercisable   Unexercisable    Exercisable    Unexercisable
----                                            -----------   -------------    -----------    -------------
G. Philbin (1)..............................       24,490          403,248              0               0
J. Freimark (1).............................       12,245          201,625              0               0
M. Moslemi (1)..............................        3,750           26,250              0               0
G. Smith (1).................................       2,500           19,500              0               0
G. Duncan (1)................................       2,500           19,500              0               0

(1) After the end of Fiscal 2000, each of Messrs. Philbin, Freimark, Moslemi, and Smith were granted options in connection with the execution of their employment agreements on April 13, 2000 and their existing stock options at Fiscal 2000 year end were cancelled. Additionally, Mr. Duncan was granted 50,000 additional stock options to those listed above on May 11, 2000. See description of Employment Agreements below for additional information.

                               Pension Plan Table

      The table below shows, on a combined basis for The Grand Union Company Employees' Retirement Plan (the "Retirement Plan") and The Grand Union Company Supplemental Retirement Program for Key Executives, Fourth Amendment and Restatement as of November 20, 1997 (the "SERP"), the estimated annual benefit payable upon retirement to specified compensation and years of service classifications of 5, 10 and 15 or more years of service as defined by the SERP.

Base Compensation                                  Years of Service
-----------------                                  ----------------

                                             5            10        15 or more
                                             -            --        ----------

$ 100,000...........................     $  21,667     $  43,333     $  65,000
  150,000...........................        32,500        65,000        97,500
  200,000...........................        43,333        86,667       130,000
  250,000...........................        54,167       108,333       162,500
  300,000...........................        65,000       130,000       195,000
  350,000...........................        75,833       151,667       227,500
  400,000...........................        86,667       173,333       260,000
  450,000...........................        97,500       195,000       292,500
  500,000...........................       108,333       216,667       325,000
  550,000...........................       119,167       238,333       357,500
  600,000...........................       130,000       260,000       390,000
  650,000...........................       140,833       281,667       422,500

      The credited years of service under the SERP for Messrs. Philbin, Freimark, Moslemi and Smith are 2 years, 3 years, 2 years, and 4 years, respectively. Mr. Duncan is not eligible for any SERP benefits. The current base compensation set forth in the "salary" column of the Summary Compensation Table does not differ substantially from covered compensation under these Plans. The retirement benefits shown are based upon retirement at age 62 and the payment of a single-life annuity to the employee.

               The Grand Union Company Employees' Retirement Plan

      The Retirement Plan is a tax-qualified, noncontributory retirement plan, providing retirement benefits for the Company's eligible salaried and hourly non-union employees, union employees not covered by other pension plans, and all of the Company's officers. Under the Retirement Plan, a Participant's benefit is generally 1.5% of the average of his or her five consecutive years of highest annual compensation multiplied by years of service not in excess of 35 years minus primary Social Security benefits. Benefits under the plan are paid under several alternatives, including monthly or lump sum payments at the employee's election. Benefits are normally payable at age 65; however, the plan provides for early retirement with reduced benefits commencing at age 55. The Internal Revenue Code of 1986, as amended (the "Code"), places certain limits on pension benefits, which may be paid under qualified plans.

      The estimated Retirement Benefits shown below are expressed in the form of an annuity commencing at age 65. Note that the actual Retirement Benefit that each Participant eventually receives from the Retirement Plan may be lower upon application of the statutory benefit limitations under Section 415 of the Code. In addition, each participant may elect to receive his Retirement Benefit as early as age 55 (provided the participant has ten years of service) in an actuarially reduced amount, or under one of the optional forms of payment. None of the Named Executive Officers had any vested accrued benefit under the Qualified Retirement Plan as of April 1, 2000.

      Estimated annual benefits payable upon retirement at normal retirement age:

                               Annual
                               ------
            Officer            Benefit
            -------            -------
            G. Philbin         $42,000
            J. Freimark         41,000
            M. Moslemi          24,000
            G. Smith            51,000

      These are based on the assumption that the IRS imposed limits (under IRS
Section 401(a)(17)) on pensionable earnings remain unchanged at $170,000 for the remainder of the executive officer's respective career.

                 Supplemental Retirement Plan For Key Executives

      The SERP is a non-qualified pension plan pursuant to which certain key employees of the Company and its affiliates ("Participants") earn a supplemental pension in addition to the pension benefit to which they are entitled under the Retirement Plan. The pension benefit formula under the SERP is expressed as an annual pension, payable monthly (i) if the Participant is not married on his retirement date, for the Participant's life, or (ii) if the Participant is married on his retirement date, the same amount as described in clause (i) for the duration of the Participant's life and thereafter 50% of such amount for the duration of the life of the Participant's surviving spouse. The amount of the annual pension payable upon retirement at age 62 or later is determined as the "target benefit" minus the "plan offsets." The "target benefit" is an annual pension equal to the product of 4-1/3% of the Participant's final year's base salary rate in effect immediately prior to his separation or as may be adjusted by the committee administering the SERP in its sole discretion, multiplied by the Participant's number of years of actual or deemed credited service (in most cases, up to 15 years) under the SERP. "Plan offsets" for Participants retiring at age 62 or later are equal to the sum of the Participant's (i) primary Social Security benefits payable at the later of age 62 or the Participant's actual retirement age, (ii) benefits under the Retirement Plan payable at the later of age 62 or the Participant's actual retirement age in the form of a single life annuity, and (iii) benefits, if any, payable from the qualified retirement plan(s) of the Participant's previous employer(s). Participants may also retire early (i) at or after attaining age 50 but prior to attaining age 55, with the consent of the Company (the consent requirement is waived for a Participant who becomes disabled or is involuntarily terminated other than for cause), or (ii) at or after age 55, without any requirement for consent by the Company. For Participants who retire early, the "target benefit" is reduced by 5% per year for each year the Participant is under age 62. SERP benefits are payable in an actuarially determined single sum no later than 30 days following the Participant's date of retirement or other termination of employment. In general, no SERP benefits will be paid to a Participant whose employment with the Company terminates prior to the Participant's attaining age 50.

      Pursuant to their employment agreements, as detailed below, Messrs. Philbin and Freimark were granted additional credited service under the terms of the SERP. In no event, however, will any executive receive a SERP benefit that is based on more than 15 years of service (i.e., 65% of final pay rate). The following exhibit illustrates the credited service as defined in the SERP and the additional service grants for each active executive who is a Participant in the SERP.

                                   Years of Credited Service
                     -------------------------------------------------------
                                                 Additional Recognized
                                                    Under Terms of
                                                 Employment Agreement
                                                 --------------------
                        Nondiscretionary    Good Reason       Separation
        Name             As of 4/13/00      Pre 4/13/04      Post 4/13/04
        ----             -------------      -----------      ------------

        G. Philbin             2                  6               6
        J. Freimark            3                  4               4
        M. Moslemi             2                  0               0
        G. Smith               4                  0               0

      Under the terms of the employment agreements dated April 13, 2000, with Messrs. Philbin and Freimark, additional service is recognized for the purpose of determining the target benefit under the following set of circumstances: (1) separation from the Company for Good Reason prior to April 13, 2004, or (2) retirement on or after April 13, 2004. If the Participant terminates his employment with the Company other than for Good Reason prior to April 13, 2004, the additional amounts are not recognized. Messrs. Moslemi and Smith receive one
(1) year per year of service under their employment agreements dated April 13, 2000.

      Pursuant to the Harris Settlement and Partridge Settlement (as both are detailed below), Mr. Harris and Mr. Partridge are to receive payments over time of $2,000,000 and $2,320,000, respectively. Of these amounts, and for purposes of FAS 88, Mr. Harris was deemed to have received the entire $2,000,000 settlement from the SERP, and Mr. Partridge was deemed to have received $1,383,828 of his settlement from the SERP.

                            Compensation of Directors

      Each non-employee director receives a quarterly retainer of $6,125 (paid in advance) for serving on the Board, and meeting fees of $1,500 for each Board meeting attended in person, $750 for each committee meeting attended in person and each telephonic Board meeting attended, and $375 for each telephonic committee meeting attended. In addition, the Chair of each of the committees receives $500 for each committee meeting they attend in person as Chair and $250 for each telephonic committee meeting they attend as Chair. Effective March 2, 2000, an Executive Committee of the Board was established. The Executive Committee receives no meeting fees. However, effective March 2, 2000, the four non-management Directors on the Executive Committee receive a supplemental quarterly retainer for each quarter they serve on the Executive Committee (paid in advance) in the following amounts: Mr. Peck as Chairman - $31,250; Mr. Tepper
- $89,000; Mr. Cochill - $63,000; and Mr. Green - $63,000. In addition, Mr. Peck was granted 50,000 stock options from the EIP on March 13, 2000 in connection with being elected Chairman. Directors receive reimbursement of reasonable expenses incidental to attendance at meetings of the Board of Directors or its committees.

      Under the amendments to the NEDSOP adopted December 9, 1999, each non-employee director also receives an automatic initial grant of options to purchase 10,000 shares of common stock, and additional grants to purchase 5,000 shares with each re-election by the stockholders. All options have a term of ten years and generally become exercisable (i) six months after the grant date as to one-third of the shares, (ii) on the earlier of the first anniversary of the grant date or the annual meeting of stockholders closest thereto as to the second third of the shares and as to one share of any remainder, and (iii) on the earlier of the second anniversary of the grant date or the annual meeting of stockholders closest thereto as to the last third of the shares and the second share of any two-share remainder.

      On December 9, 1999, all directors, with the exception of Mr. Petrillo who declined his options, were granted 8,500 stock options from the EIP. This supplemental stock option grant was made at the same time the Board of Directors amended the NEDSOP and was intended to provide the Directors with the same number of shares as would have been granted them if the amendments to the NEDSOP had been in place since their first election to the Board of Directors.

     Employment Agreements, Termination of Employment and Change-in-Control
                                  Arrangements

Philbin Employment Agreement

      Gary M. Philbin is currently a member of the Board of Directors and is employed as Grand Union's President and Chief Executive Officer. On April 13, 2000 and effective February 13, 2000, Grand Union and Mr. Philbin executed a new employment agreement ("Philbin Agreement") replacing his August 17, 1998 employment agreement. Under the terms of the Philbin Agreement, Mr. Philbin will be employed by Grand Union for a four-year term of employment beginning on February 13, 2000 and will receive: (a) an annual salary of $425,000; (b) annual bonus compensation determined in accordance with the EAIBP up to a maximum bonus equal to 125% of his base salary paid for such period, subject to the achievement by Grand Union of specified performance targets determined by the Compensation Committee; and (c) payment or reimbursement of the costs of travel by Mr. Philbin and his immediate family between the New York/New Jersey metropolitan area and the Midwestern United States throughout the term of employment. Effective April 13, 2000 and in connection with the execution of the Philbin Agreement, Mr. Philbin was granted a stock option pursuant to which he may acquire 850,000 shares of Common Stock. The shares are exercisable pursuant to the following strike prices: Tranche 1 - 20% of the shares at a strike price of $4.65; Tranche 2 - 30% of the shares at a strike price of $5.72; Tranche 3 - 30% of the shares at a strike price of $7.72; and Tranche 4 - 20% of the shares at a strike price of $9.72. The shares vest ratably across each Tranche pursuant to the following schedule: 25% on the Grant Date; 25% on February 14, 2001; 25% on February 14, 2002; and 25% on February 14, 2003.

      Pursuant to the Philbin Agreement, for purposes of the SERP, Mr. Philbin will be credited with 6 additional years of service, plus one year for each year of service with Grand Union. The Philbin Agreement also contains provisions concerning other employee benefits, rights of termination, payments and other benefits on termination under certain circumstances, confidentiality, and non-competition, in each case which Grand Union believes to be customary for agreements with executives in Mr. Philbin's position. In connection with Mr. Philbin's prior employment arrangements, the Company loaned Mr. Philbin $225,000, all of which remains outstanding. Such loan bears no interest and, pursuant to the Philbin Agreement, is repayable on April 13, 2004.

Freimark Employment Agreement

      Jeffrey P. Freimark is currently a member of the Board of Directors and Grand Union's Executive Vice President, Chief Financial and Administrative Officer, and Treasurer. On April 13, 2000 and effective February 13, 2000, Grand Union and Mr. Freimark executed a new employment agreement ("Freimark Agreement") replacing his August 17, 1998 employment agreement. Under the terms of the Freimark Agreement, Mr. Freimark will be employed by Grand Union for a four-year term of employment beginning February 13, 2000, and will receive: (a) an annual salary of $375,000; and (b) annual bonus compensation determined in accordance with the EAIBP, up to a maximum bonus of 125% of his base salary paid for such period, subject to the achievement by Grand Union of specified performance targets determined by the Compensation Committee. Effective April 13, 2000 and in connection with the execution of the Freimark Agreement, Mr. Freimark was granted a stock option pursuant to which he may acquire 475,000 shares of Common Stock. The shares are exercisable pursuant to the following strike prices: Tranche 1 - 20% of the shares at a strike price of $4.65; Tranche 2 - 30% of the shares at a strike price of $5.72; Tranche 3 - 30% of the shares at a strike price of $7.72; and Tranche 4 - 20% of the shares at a strike price of $9.72. The shares vest ratably across each Tranche pursuant to the following schedule: 25% on the Grant Date; 25% on February 14, 2001; 25% on February 14, 2002; and 25% on February 14, 2003.

      Pursuant to the Freimark Agreement, for purposes of the SERP, Mr. Freimark will be credited with 4 additional years of service, plus one year for each year of service with Grand Union. The Freimark Agreement also contains provisions concerning other employee benefits, rights of termination, payments and other benefits on termination under certain circumstances, confidentiality, and non-competition, in each case which Grand Union believes to be customary for agreements with executives in Mr. Freimark's position.

Moslemi Employment Agreement

      Manouchehr Moslemi is currently Grand Union's Senior Vice President, Chief Information Officer. On April 13, 2000 and effective February 13, 2000, Grand Union and Mr. Moslemi executed an employment agreement ("Moslemi Agreement"). Under the terms of the Moslemi Agreement, Mr. Moslemi will be employed by Grand Union for a four-year term of employment beginning February 13, 2000, and will receive: (a) an annual salary of $225,000; and (b) annual bonus compensation determined in accordance with the EAIBP, up to a maximum bonus of 75% of his base salary paid for such period, subject to the achievement by Grand Union of specified performance targets determined by the Compensation Committee. Effective April 13, 2000 and in connection with the execution of the Moslemi Agreement, Mr. Moslemi was granted a stock option pursuant to which he may acquire 125,000 shares of Common Stock. The shares are exercisable pursuant to the following strike prices: Tranche 1 - 20% of the shares at a strike price of $4.65; Tranche 2 - 30% of the shares at a strike price of $5.72; Tranche 3 - 30% of the shares at a strike price of $7.72; and Tranche 4 - 20% of the shares at a strike price of $9.72. The shares vest ratably across each Tranche pursuant to the following schedule: 25% on the Grant Date; 25% on February 14, 2001; 25% on February 14, 2002; and 25% on February 14, 2003.

      Pursuant to the Moslemi Agreement, for purposes of the SERP, Mr. Moslemi will be credited with one year for each year of service with Grand Union. If Mr. Moslemi chooses not to relocate his principal residence to an area within normal commuting distance of the Company's Headquarters during the first two years of the Moslemi Agreement, Mr. Moslemi will be reimbursed for: (a) reasonable living expenses for a local residence near the Company's Headquarters and (b) reasonable air travel between the local residence and his principal residence in Minnesota. In addition, if Mr. Moslemi does relocate his principal residence to an area within normal commuting distance of the Company's Headquarters, he will be eligible for coverage under The Grand Union Company Moving Policy. The Moslemi Agreement also contains provisions concerning other employee benefits, rights of termination, payments and other benefits on termination under certain circumstances, confidentiality, and non-competition, in each case which Grand Union believes to be customary for agreements with executives in Mr. Moslemi's position.

Smith Employment Agreement

      Glenn J. Smith is currently Grand Union's Senior Vice President, General Counsel and Corporte Secretary. On April 13, 2000 and effective February 13, 2000, Grand Union and Mr. G. Smith executed an employment agreement ("Smith Agreement"). Under the terms of the Smith Agreement, Mr. Smith will be employed by Grand Union for a four-year term of employment beginning February 13, 2000, and will receive: (a) an annual salary of $225,000; and (b) annual bonus compensation determined in accordance with the EAIBP, up to a maximum bonus of 75% of his base salary paid for such period, subject to the achievement by Grand Union of specified performance targets determined by the Compensation Committee. Effective April 13, 2000 and in connection with the execution of the Smith Agreement, Mr. G. Smith was granted a stock option pursuant to which he may acquire 125,000 shares of Common Stock. The shares are exercisable pursuant to the following strike prices: Tranche 1 - 20% of the shares at a strike price of $4.65; Tranche 2 - 30% of the shares at a strike price of $5.72; Tranche 3 - 30% of the shares at a strike price of $7.72; and Tranche 4 - 20% of the shares at a strike price of $9.72. The shares vest ratably across each Tranche pursuant to the following schedule: 25% on the Grant Date; 25% on February 14, 2001; 25% on February 14, 2002; and 25% on February 14, 2003.

      Pursuant to the Smith Agreement, for purposes of the SERP, Mr. G. Smith will be credited with one year for each year of service with Grand Union. The Smith Agreement also contains provisions concerning other employee benefits, rights of termination, payments and other benefits on termination under certain circumstances, confidentiality, and non-competition, in each case which Grand Union believes to be customary for agreements with executives in Mr. G. Smith's position.

Employment Arrangements with Robert Smith

      Effective May 8, 2000, the Company hired Robert Smith to serve as the Company's Corporate Vice President - Merchandising. Pursuant to the terms of an offer letter dated April 26, 2000, the Company agreed to pay Mr. R. Smith an initial annual base salary in the amount of $200,000, and a signing bonus in the amount of $50,000. In addition, Mr. R. Smith will participate in the Company's Bonus Plan, with a target bonus of $100,000 and a maximum bonus of 125% of the target bonus, based on achievement by the Company of certain financial and/or sales performance targets; provided, however, that for the fiscal year ending March 31, 2001, the Company guaranteed Mr. R. Smith a minimum bonus payment of $75,000 pro-rated for his actual period of employment during the fiscal year. Effective May 8, 2000, Mr. R. Smith has also been granted an option to purchase 50,000 shares of the Company's Common Stock, vesting in equal increments over a four year period, all exercisable at a strike price of $1.8125. Mr. R. Smith is not eligible for benefits under the Grand Union Severance Plan for Exempt Associates. Instead, if his employment is terminated for any reason other than his death, disability, voluntary resignation or because of his misconduct, Mr.
R. Smith will be eligible to receive 18 months of his then present annual salary as a severance payment. For the first six months of his employment, Mr. R. Smith will be provided with: (a) a local residence near the Company's Headquarters and
(b) reimbursement for one round trip airfare per month for him or his spouse between the local residence and his principal residence in upstate New York. In addition, if Mr. R. Smith does relocate his principal residence to an area within normal commuting distance of the Company's Headquarters, he will be eligible for coverage under The Grand Union Company Moving Policy. Mr. R. Smith is also eligible for other standard benefits provided to the Company's Corporate Vice Presidents.

Employment Arrangements with William Roth

      Effective June 13, 2000, the Company hired William Roth to serve as the Company's Vice President - Grocery/Private Label Merchandising. Pursuant to the terms of an offer letter dated May 26, 2000, the Company agreed to pay Mr. Roth an initial annual base salary in the amount of $125,000, and a signing bonus in the amount of $10,000. In addition, Mr. Roth will participate in the Company's Bonus Plan, with a target bonus of $50,000 and a maximum bonus of 125% of the target bonus, based on achievement by the Company of certain financial and/or sales performance targets; provided, however, that for the fiscal year ending March 31, 2001, the Company guaranteed Mr. Roth a minimum bonus payment of $25,000 pro-rated for his actual period of employment during the fiscal year. Effective June 13, 2000, Mr. Roth has also been granted an option to purchase 20,000 shares of the Company's Common Stock, vesting in equal increments over a four year period, all exercisable at a strike price of $0.84375. Mr. Roth is not eligible for benefits under the Grand Union Severance Plan for Exempt Associates. Instead, if his employment is terminated for any reason other than his death, disability, voluntary resignation or because of his misconduct, Mr. Roth will be eligible to receive 12 months of his then present annual salary as a severance payment. For a reasonable period of time, Mr. Roth will be provided with a local residence near the Company's Headquarter. If Mr. Roth does relocate his principal residence to an area within normal commuting distance of the Company's Headquarters, he will be eligible for coverage under The Grand Union Company Moving Policy. Mr. Roth is also eligible for other standard benefits provided to the Company's Vice Presidents.

Separation Agreement and General Release with J. Wayne Harris

      Effective February 13, 2000, J. Wayne Harris was removed from his positions as a Director, Chairman of the Board and Chief Executive Officer of The Grand Union Company. On April 6, 2000, the Company and Mr. Harris entered into a Settlement Agreement and General Release ("Harris Settlement") resolving any and all issues between the parties. The Harris Settlement provides for the payment of $2,000,000 to Mr. Harris (four installments of $500,000 each on April 6, 2000, June 5, 2000, November 13, 2000 and February 13, 2001). In addition to other provisions, the Harris Settlement contains a mutual release between the parties, as well as confidentiality, non-disclosure, and non-solicitation provisions, all of which Grand Union believes to be customary for agreements of this nature.

Separation Agreement and General Release with Jack W. Partridge, Jr.

      Effective February 13, 2000, Jack W. Partridge, Jr. resigned his position as a Director, Vice Chairman and Chief Administrative Officer of The Grand Union Company. On February 13, 2000, the Company and Mr. Partridge entered into a Settlement Agreement and General Release ("Partridge Settlement") resolving any and all issues between the parties. The Partridge Settlement provides for the payment of $2,320,000 to Mr. Partridge (four installments - $420,000 on February 21, 2000, $750,000 on January 15, 2001, $750,000 on January 15, 2002, and
$400,000 on August 1, 2002). In addition to other provisions, the Partridge Settlement contains a mutual release between the parties, as well as confidentiality, non-disclosure, and non-solicitation provisions, all of which Grand Union believes to be customary for agreements of this nature.

                           Indemnification Agreements

      The Company has entered into indemnification agreements with each of its directors and executive officers pursuant to which the Company has agreed to indemnify such persons to the fullest extent permitted by law against expenses, judgments, fines, penalties or amounts paid in settlement actually and reasonably incurred by such person in connection with legal proceedings in which the person was involved by reason of being a director or officer of the Company. Under current law, such indemnification generally is available if such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the Company and, with respect to criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. Under current law, such person is not indemnified in respect of matters as to which he or she has been adjudged liable to the Company unless a court determines that, under the circumstances, he or she is reasonably entitled to such indemnification. Comparable indemnification rights are also provided pursuant to the Company's Certificate of Incorporation.

                                 Severance Plans

      On and effective April 14, 1998, the Board of Directors adopted (i) The Grand Union Company Discretionary Severance Plan for Non-Union Associates (the "Discretionary Severance Plan") and (ii) The Grand Union Company Severance Plan for Exempt Personnel (the "Exempt Severance Plan"). The Discretionary Severance Plan and the Exempt Severance Plan supercede any prior severance plan or policy which may have existed prior to April 14, 1998. Generally, the Discretionary Severance Plan applies to all non-union, non-salaried, hourly associates working in the Company's stores and non-union hourly personnel who work in the Company's offices. Under the Discretionary Severance Plan, eligible terminated associates of the Company are generally eligible to receive the equivalent of one week's regular pay for each two years of service to a maximum of 26 weeks of total severance benefits. However, the Plan Administrator retains the absolute right and discretion to determine whether an employee will be offered severance benefits and the terms and amount of the severance benefits to be paid, if any. Subject to all of the terms and conditions of the Exempt Severance Plan, all salaried personnel at the Company's headquarters and salaried store personnel who are actively employed and working may be eligible to receive a severance benefit under the Exempt Severance Plan. Severance benefits under the Exempt Severance Plan will generally be payable to eligible employees terminated due to a job elimination, a reduction in force for economic reasons, a decision to outsource work performed by Company employees to a third party service provider, or another Company initiated event (other than the sale of a major business unit of the Company). Under the Exempt Severance Plan, eligible employees will receive a lump sum severance benefit of one week's pay. Additionally, the Exempt Severance Plan provides for a lump-sum severance payment equal to (i) in the case of salaried employees holding the office of Senior Vice President or above, 18 months' base salary less the one week base severance benefit; (ii) in the case of salaried employees holding the office of Corporate Vice President, 12 months' base salary less the one week base severance benefit; (iii) in the case of salaried employees holding the office of appointed vice president or director, 6 months' base salary less the one week base severance benefit; and (iv) in the case of all other salaried employees, one week's base salary for each year of service with the Company up to a maximum of 26 weeks less the one week base severance benefit. Any employee of the Company who has a separate written agreement with the Company, which provides for payment of severance benefits, will receive no severance benefit under either the Discretionary Severance Plan or the Exempt Severance Plan. Each of the Senior Managers employment agreements and the employment arrangements with Messrs. R. Smith and Roth provide for termination payments that render them ineligible for severance benefits under the Discretionary Severance Plan and/or Exempt Severance Plan.

                          Change-in-Control Provisions

      Under the EIP and NEDSOP, certain provisions become effective upon a change in control of the Company. Under both plans, unless otherwise specified in a particular award, on the twentieth (20th) trading day prior to the effective date of the change in control, all stock options not otherwise vested, become fully vested, and any restrictions or other conditions applicable to restricted stock or other incentives awarded under the EIP lapse or are deemed satisfied and such awards become fully vested and/or immediately payable. In addition, the value of any canceled award is paid out in cash unless the award holder receives either (i) the right to acquire the same basket of cash and securities available to holders of Common Stock, or (ii) if pooling of interests is a condition of the transaction, an equivalent right in a successor security which would enable the transaction to qualify for pooling of interests. Under both plans, a change in control is defined to include: (1) any person, entity or Group (persons or entities acting together) is or becomes the beneficial owner of more than 50% of the Voting Stock of the Company (as defined below); (2) a consolidation, merger or sale of substantially all of the assets of the Company, with the effect that any person, entity or Group becomes the beneficial owner of more than 50% of the Voting Stock of the Company or the Company is not the surviving entity; (3) during any consecutive two-year period commencing July 1, 1996, individuals who constituted the Board of Directors at the beginning of such period, together with any new directors whose election by the Board of Directors or nomination for election by stockholders was approved by 66-2/3% of the directors who were in office at the beginning of the period or whose election or nomination was so approved, cease to constitute a majority of the Board of Directors then in office; or (4) any order, judgment or decree of dissolution or split-up of the Company, and such order remains undischarged or unstayed for a period in excess of 60 days. For purposes of determining whether a change in control has occurred, "more than 50% of the Voting Stock" means more than 50% of one or more classes of stock pursuant to which the holders have the general power to vote for the election of members of the Board of Directors, and the aggregate of such classes for which the person, entity or Group holds more than 50% has the power to elect more than 50% of the members of the Board of Directors. Under the Senior Managers' Employment Agreements, upon the event of a Change of Control or upon a Senior Manager's termination within 180 of a Change of Control, all options granted to said Senior Manager shall immediately vest and remain exercisable 90 days following such Change of Control.

      Each Senior Manager's employment agreement provides that if Grand Union terminates a Senior Manager without "Cause," or if such Senior Manager resigns for "Good Reason" (each as defined in their employment agreements), within twelve months following a "Change of Control" (as defined below), such Senior Manager shall be entitled to severance pay equal to the following, to be paid within 30 days of such termination: 1) for Mr. Philbin - $1,255,800; 2) for Mr. Freimark - $1,166,100; 3) for Mr. Moslemi - 24 months pay at his then current salary ; and 4) for Mr. Smith - 24 months at his then current salary, plus an additional amount sufficient to purchase his then current Company-provided automobile. In addition, each Senior manager will receive his accrued and unpaid bonus based on the ratable portion of EBITDA, as defined below, or other performance factor through the date of termination pursuant to such Senior Manager's existing employment agreement and the continuation of certain other benefits as set forth in the agreements. "Change of Control" shall mean, the acquisition by any person or entity, directly or indirectly, of more than 50% of the common stock. The employment agreements for the Senior Managers and the EIP provide for certain other termination obligations for events not covered under this change of control provision.

                          Stock Price Performance Graph

      The following graph shows a comparison of cumulative total returns for the Company, the Standard & Poor's 500 ("S&P 500"), and the Standard & Poor's Retail (Food Chains) Index, for the period that commenced on September 9, 1998, and ended on April 1, 2000, with data points for September 9, 1998 (the first day of over the counter trading following emergence from Chapter 11 proceedings, December 31, 1998, April 3, 1999 (the last day of Fiscal 1999), December 31, 1999, and April 1, 2000 (the last day of Fiscal 2000). The graph assumes: 1) $100 invested at the close of trading on September 9, 1998, and 2) that all dividends have been reinvested. Periods prior to August 17, 1998 are irrelevant given the Company's significant change in capital structure.

                      Comparison of Cumulative Total Return
    (The Grand Union Company, S&P 500 Index, S&P Retail (Food Chains) Index)
                   (Performance Results Through April 1, 2000)

                                [OBJECT OMITTED]


         -------------------------------------------------------------------------------------------
                                        September 9,  December 31,  April 3,  December 31,  April 1,
                                            1998          1998         1999      1999        2000
         -------------------------------------------------------------------------------------------
         The Grand Union Company            100.00      137.06      125.18      109.58       31.55
         ("GUCO")
         -------------------------------------------------------------------------------------------
         S&P 500                            100.00      122.74      129.59      148.57      151.98
         -------------------------------------------------------------------------------------------
         S&P Retail (Food Chains)           100.00      121.17      108.03       70.57       73.89
         -------------------------------------------------------------------------------------------


      Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the above Performance Graph shall not be incorporated by reference into any such filings, nor shall they be deemed to be soliciting material or deemed filed with the Securities and Exchange Commission under the Securities Act, or under the Exchange Act.

                      Report of the Compensation Committee

      Currently, and since December 21, 1999, the Compensation Committee has been composed of Neil Augustine (Chair), Thomas Cochill, David Green and Scott Tepper, four non-employee directors of the Company and "outside directors" within the meaning of Section 162(m) of the Code. From the beginning of the fiscal year through December 20, 1999, the Compensation Committee was composed of Thomas Cochill (Chair), David Green and Scott Tepper, also "outside directors." The Compensation Committee's primary duties include (i) reviewing the compensation levels of the Company's officers, including the Senior Managers and certain other members of executive management, (ii) administering the Company's incentive bonus plans, (iii) administering the EIP, (iv) administering the EAIBP and (v) related matters.

Compensation Philosophy and Policies

      Historically, the compensation philosophy of the Company has been to provide a balanced mix of base compensation, annual incentives, and retirement income, to attract and retain top-quality people who will contribute to the long-term performance and long-term growth of the Company. Annual and long-term incentives have been designed to link compensation to corporate and individual performance, and to align employee interests with stockholder interests. Special incentives and awards have been provided as circumstances warrant.

      As part of the Company's 1998 Reorganization under Chapter 11 of the Bankruptcy Code (the "1998 Reorganization") and as approved by the Compensation Committee sitting from April 22, 1998 to August 17, 1998, new employment agreements were negotiated and entered into with each of the Messrs. Harris, Partridge, Philbin and Freimark, with the intent being to stabilize and secure the executive management of the Company.

      On April 13, 2000, following the removal of Mr. Harris and the resignation of Mr. Partridge on February 13, 2000, the Compensation Committee approved new employment agreements for each of Messrs. Philbin, Freimark, Moslemi, and G. Smith.

Annual Salary

      Historically, the annual salaries of the executive officers of the Company have been determined by reference to the mid-range of a varying mix of other supermarket retailers with comparable revenues and/or geographic coverage. The annual salaries of the Senior Managers are as set forth in their respective employment agreements. In determining the annual base salaries for each of Messrs. Philbin, Freimark, Moslemi and G. Smith, the Compensation Committee sought the advice of compensation consultants and considered the salaries of similar executives, the Senior Managers' then-current rates of pay, and the additional duties and responsibilities added to each Senior Manager. With regard to the salaries of the Senior Managers, other executives, and managerial associates of the Company, it is the Compensation Committee's continuing objective to maintain the competitive level of such salaries.

Annual Performance Incentives

      Annual bonus levels and performance targets are established each fiscal year and are based upon corporate performance during the fiscal year. Potential bonuses for the fiscal year ending April 1, 2000 were established in May 1999 and were based on the Company achieving specified levels of EBITDA (earnings before interest, taxes, depreciation, amortization, unusual and extraordinary items and non-cash pension and LIFO charges) during the fiscal year. The incentive targets for the Senior Managers are established pursuant to the EAIBP. All other managerial associates, including store general managers and assistant managers, are eligible for annual bonus payments, also based upon the achievement of certain corporate or, in the case of store personnel, store financial objectives.

      For the fiscal year ended April 1, 2000, no Senior Managers or other eligible participants, with the exception of certain store personnel and other associates who had guaranteed bonuses, received bonus payments based upon EBITDA performance target achievement.

Long-Term Incentives

      The Company maintains two equity incentive plans, one for non-employee directors (the "NEDSOP") and the other for employees (the "EIP"). Grants under these plans provide an immediate and direct link to stockholder interests.

The Company and its stockholders benefit from the increased morale and productivity that the Company believes are associated with these grants, as well as the ability to retain key employees through the vesting provisions contained in the plans. No option grants were made to Messrs. Philbin or Freimark during the fiscal year ended April 1, 2000. Messrs. Moslemi and G. Smith were granted 15,000 and 12,000 respectively, during the fiscal year, priced at fair market value on the date of the grant. However, in connection with the execution of their employment agreements on April 13, 2000, each of Messrs. Philbin, Freimark, Moslemi and G. Smith were granted options totaling 1,575,000 shares (850,000, 475,000, 125,000 and 125,000 respectively). Effective April 13, 2000, each of the Senior Managers' existing options were cancelled (427,738, 213,870, 30,000 and 22,000 respectively). During Fiscal 2000, additional option grants representing 585,500 to other executive officers, managerial associates and Directors were issued based upon the recipient's level of responsibility. To date, executive officers, other employees and Directors of the Company have been granted an aggregate of approximately 2,553,750 stock options, net of canceled options, that remains outstanding under the EIP, since its adoption in 1995.

Other Compensation

      Executive officers, along with all other eligible employees, participate in the Company's Retirement Plan, Savings Plan, and other health and life insurance benefits. Senior executives, including those individuals who hold the positions of Senior Vice President and above, participate in the SERP, which generally provides a lump sum retirement benefit of up to 65% of the final year's salary, reduced by amounts payable through Social Security, under the Retirement Plan and under a predecessor plan to the SERP.

Tax Policy

      Section 162(m) of the Internal Revenue Code ("Section 162(m)") generally limits deductions for certain executive compensation paid to a "covered employee" (as defined in Section 162(m) during a taxable year) in excess of $1 million per executive per taxable year. Certain types of compensation are exempt from such limits on deductibility if they satisfy the requirements for the performance-based compensation exemption to Section 162(m).

      Compensation paid to executive officers during the last fiscal year did not exceed the deductibility threshold. The Compensation Committee believes it is more likely than not that the Company will be able to fully deduct all compensation paid in the foreseeable future.

      The Company has endeavored to structure its long-term and other incentives to achieve maximum deductibility under Section 162(m) with minimal sacrifices in flexibility and corporate objectives. To that end, options granted under the EIP should qualify for the performance-based compensation exemption to Section 162(m). However, because long-term incentives allow an individual to concentrate significant compensation in a single year, and because corporate objectives may not always be consistent with the requirements for full deductibility, it is conceivable that circumstances might arise under which some payments will not be deductible under Section 162(m).

Conclusion

      The Compensation Committee believes that long-term stockholder value is enhanced by corporate and individual performance achievements. Through the plans described above during the past fiscal year, a significant portion of each executive's potential compensation was based on overall corporate financial performance. The Committee believes equity compensation, in the form of stock options, is beneficial to the long-term success of the Company. The Company remains committed to this policy, recognizing the competitive market for talented executives may result in highly variable compensation for a particular time period.

                                      Neil Augustine, Chair
                                      Thomas R. Cochill
                                      David M.Green
                                      Scott M. Tepper

Compensation Committee Interlocks and Insider Participation

      The Board of Directors maintains a Compensation Committee consisting of four directors. The Compensation Committee currently consists of Mr. Augustine, Mr. Cochill, Mr. Green and Mr. Tepper, with Mr. Augustine acting as Chair. Effective December 9, 1999, Messrs. Cochill, Green and Tepper, along with all other directors at such time, were each issued a stock option to acquire 8,500 shares of Common Stock under the EIP. This supplemental stock option grant was made at the same time that the Board of Directors amended the NEDSOP and was intended to provide the directors with the same number of shares as would have been granted them if the amendments to the NEDSOP had been in place since their date of first election to the Board of Directors.

      No member of the Board participates in decisions regarding his own compensation as an executive officer of the Company. However, Compensation Committee members are eligible for certain automatic, annual option grants under the NEDSOP.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act requires the Company's directors and executive officers and persons who beneficially own more than 10% of a registered class of the Company's equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company on Forms 3, 4 and 5. Officers, directors and greater than 10% beneficial stockholders are required by rules promulgated by the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of reporting forms furnished to the Company, or written representations of reporting persons, the Company believes that all filing requirements under Section 16(a) of the Exchange Act applicable to its directors, officers and any persons holding 10% or more of the Company's Common Stock with respect to the Company's fiscal year ended April 1, 2000, were satisfied, with the exception of late Form 3 filings for Messrs. Carnahan and Skelly and a late Form 4 filing for Mr. Harris.

                                  PROPOSAL TWO

           APPROVAL OF AMENDMENTS TO THE 1995 NON-EMPLOYEE DIRECTORS'
                                STOCK OPTION PLAN

                 1995 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

      The Board of Directors has adopted amendments to the 1995 Non-Employee Directors' Stock Option Plan, as amended and restated in the 1996 Proxy Statement (the "NEDSOP"). The NEDSOP was originally approved by the Board of Directors on December 12, 1995, and amended thereafter on June 13, 1996. The Board amended the NEDSOP again on December 9, 1999. The authorization to issue stock options pursuant to the NEDSOP expires December 12, 2005, unless terminated earlier by the Board of Directors. The NEDSOP is the Company's primary stock option plan for non-employee directors of the Company. The Company believes the NEDSOP is essential to recruit and retain high-caliber personnel to serve as members of the Board of Directors.

      The Company is seeking stockholder approval of the December 9, 1999, amendments to the NEDSOP which would (i) increase the aggregate number of shares issuable under the NEDSOP from 100,000 to 250,000, (ii) increase the number of initial stock option shares granted to directors under the NEDSOP from 5,000 shares to 10,000 shares; and (iii) increase the number of annual stock option shares granted to directors under the NEDSOP from 1,500 shares to 5,000 shares. Your Board recommends a vote "FOR" the amendments to the NEDSOP. The NEDSOP must be approved by the affirmative vote of a majority of the votes present in person or represented by proxy and entitled to be cast on the matter by holders of Common Stock. Abstentions are counted in tabulating the total votes cast, but broker non-votes are not. Brokers who have not received instructions from their beneficial owners are not authorized to vote such shares on the proposal.

      The principal features of the NEDSOP are summarized below, but the summary is qualified in its entirety by reference to the NEDSOP itself, attached hereto as Appendix A, with highlighted text for the proposed amendments. The Company cannot currently determine the exact number of shares subject to awards that may be granted in the future to directors under the NEDSOP. However, below is a summary table setting forth the new plan benefits for the NEDSOP.


                                NEW PLAN BENEFITS

           1995 Non-Employee Directors' Stock Option Plan, as amended


--------------------------------------------------------- ------------------------------------------------------
                   Name and Position                                    Number of Units (options)
                   -----------------                                    -------------------------
--------------------------------------------------------- ------------------------------------------------------

--------------------------------------------------------- ------------------------------------------------------
Gary M. Philbin, President and Chief Executive Officer                              0
--------------------------------------------------------- ------------------------------------------------------
Jeffrey P. Freimark, Executive Vice President, Chief                                0
     Financial and Administrative Officer and Treasurer
--------------------------------------------------------- ------------------------------------------------------
Manouchehr Moslemi, Senior Vice President, Chief                                    0
     Informatiion Officer
--------------------------------------------------------- ------------------------------------------------------
Glenn J. Smith, Senior Vice President, General Counsel                              0
     and Corporate Secretary
--------------------------------------------------------- ------------------------------------------------------
Gary M. Duncan, Corporate Vice President, Human                                     0
     Resources
--------------------------------------------------------- ------------------------------------------------------
Executive Group                                                                     0
--------------------------------------------------------- ------------------------------------------------------
Non-Executive Director Group                                                     90,500
--------------------------------------------------------- ------------------------------------------------------
Non-Executive Officer Employee Group                                                0
--------------------------------------------------------- ------------------------------------------------------

Eligibility and Purpose

      As amended, the NEDSOP provides for the grant by the Company of options to purchase up to an aggregate of two hundred fifty thousand (250,000) shares of Common Stock of the Company to those members of the Board of Directors who are not also employees of the Company. As of the record date, twelve (12) current non-employee directors and no former directors were eligible to participate in the NEDSOP. The purpose of the NEDSOP is to enable the Company to attract and retain persons who can make significant contributions to the success of the Company by serving as members of the Board of Directors, and to reward and motivate such persons by providing them with an equity participation in the Company.

Number of Shares Granted

      Effective October 1, 1998 and as of the record date, the Company's Common Stock has been quoted on the NASDAQ National Market System under the symbol GUCO. The Common Stock is, however, subject to a NASDAQ delisting hearing for failing to satisfy all of NASDAQ's continued listing criteria. On the record date, the last reported sale price for the Common Stock was $0.5625 per share. As of the record date, options to purchase an aggregate of 90,500 shares of Common Stock (net of canceled options) have been granted under the NEDSOP, to the Directors indicated below. No shares under the NEDSOP have been issued to any employees of the Company. The following table shows the options granted and currently outstanding under the NEDSOP, as well the number of shares vested and their strike prices.


  ----------------- ------------------- -------------- --------- -------------------- ----------- -------------
       PERSON           GRANT DATE        NUMBER OF    STRIKE        EXPIRATION         VESTED      UNVESTED
                                           SHARES       PRICE
  ----------------- ------------------- -------------- --------- -------------------- ----------- -------------
  N. Augustine      December 17, 1999      10,000       $9.7500  December 17, 2009       3,333       6,667
  ----------------- ------------------- -------------- --------- -------------------- ----------- -------------
  M. Bernstein      September 10, 1998      5,000       $8.7590  September 10, 2008      3,334       1,666
  ----------------- ------------------- -------------- --------- -------------------- ----------- -------------
  M. Bernstein      August 19, 1999         1,500      $12.5000  August 19, 2009           500       1,000
  ----------------- ------------------- -------------- --------- -------------------- ----------- -------------
  T. Cochill        September 10, 1998      5,000       $8.7590  September 10, 2008      3,334       1,666
  ----------------- ------------------- -------------- --------- -------------------- ----------- -------------
  T. Cochill        August 19, 1999         1,500      $12.5000  August 19, 2009           500       1,000
  ----------------- ------------------- -------------- --------- -------------------- ----------- -------------
  J. Colonnetta     September 10, 1998      5,000       $8.7590  September 10, 2008      3,334       1,666
  ----------------- ------------------- -------------- --------- -------------------- ----------- -------------
  J. Colonnetta     August 19, 1999         1,500      $12.5000  August 19, 2009           500       1,000
  ----------------- ------------------- -------------- --------- -------------------- ----------- -------------
  J. Doft           September 10, 1998      5,000       $8.7590  September 10, 2008      3,334       1,666
  ----------------- ------------------- -------------- --------- -------------------- ----------- -------------
  J. Doft           August 19, 1999         1,500      $12.5000  August 19, 2009           500       1,000
  ----------------- ------------------- -------------- --------- -------------------- ----------- -------------
  M. Embler         December 17, 1999      10,000       $9.7500  December 17, 2009       3,333       6,667
  ----------------- ------------------- -------------- --------- -------------------- ----------- -------------
  D. Green          September 10, 1998      5,000       $8.7590  September 10, 2008      3,334       1,666
  ----------------- ------------------- -------------- --------- -------------------- ----------- -------------
  D. Green          August 19, 1999         1,500      $12.5000  August 19, 2009           500       1,000
  ----------------- ------------------- -------------- --------- -------------------- ----------- -------------
  J. Lash           September 10, 1998      5,000       $8.7590  September 10, 2008      3,334       1,666
  ----------------- ------------------- -------------- --------- -------------------- ----------- -------------
  J. Lash           August 19, 1999         1,500      $12.5000  August 19, 2009           500       1,000
  ----------------- ------------------- -------------- --------- -------------------- ----------- -------------
  S. Peck           December 17, 1999      10,000       $9.7500  December 17, 2009       3,333       6,667
  ----------------- ------------------- -------------- --------- -------------------- ----------- -------------
  A. Petrillo       September 10, 1998      5,000       $8.7590  September 10, 2008      3,334       1,666
  ----------------- ------------------- -------------- --------- -------------------- ----------- -------------
  H. Seif           December 17, 1999      10,000       $9.7500  December 17, 2009       3,333       6,667
  ----------------- ------------------- -------------- --------- -------------------- ----------- -------------
  S. Tepper         September 10, 1998      5,000       $8.7590  September 10, 2008      3,334       1,666
  ----------------- ------------------- -------------- --------- -------------------- ----------- -------------
  S. Tepper         August 19, 1999         1,500      $12.5000  August 19, 2009           500       1,000
  ----------------- ------------------- -------------- --------- -------------------- ----------- -------------


      If the amendments to the NEDSOP are adopted by the stockholders, future new directors would receive, on their initial election by stockholders, stock options covering 10,000 shares, and all directors would, on each re-election by stockholders, receive future annual grants of stock options covering 5,000 shares. Each such grant becomes vested after six months as to one-third of the shares, after no longer than one year as to an additional one-third of the shares, and after no longer than two years as to the remaining one-third.

Plan Administration

      The NEDSOP provides that it is to be administered by a committee appointed by the Board of Directors, or in the absence of such appointment, by the Board itself. Presently, the Corporate Governance Committee has been appointed by the Board to administer the NEDSOP. The Corporate Governance Committee (or Board) may at any time or times amend the Plan for any purpose which may at the time be permitted by law, but in no event (except to comply with the provisions of the Internal Revenue Code, the Employee Retirement Income Security Act or the rules thereunder) more than once in any six-month period.

Terms of Director Options

      Number and Vesting. Under the NEDSOP as amended, each new director who is not also an employee receives automatically a nonqualified option covering 10,000 shares, granted the date the director is first elected by the stockholders. Each director also receives, on re-election by the stockholders, an option covering 5,000 shares. The exercise price of each such director option is fair market value on the date of election or re-election, as applicable. director options vest in increments of approximately one-third each six months after election, on the earlier of the first anniversary of election or the stockholder meeting closest thereto, and on the earlier of the second anniversary of election or the stockholder meeting closest thereto. Options also vest in certain circumstances involving a change in control.

      Expiration Date. Director options expire ten years after the date of grant, or earlier in the event of termination of service as a director, death or disability. Director options expire no later than one year after a director dies or becomes disabled, and no later than one year after the person ceases to be a director for any other reason. If a director dies or becomes disabled, all options which are not vested within 30 days after the date of death or disability are terminated. If a director terminates service as a director for any reason other than death or disability, all options which are not vested on the last day of his or her service are terminated and all vested options terminate on the earlier of (i) the one year anniversary of the director's termination of service or (ii) the termination date specified in the grant.

      Payment. Payment for shares upon exercise of an option must be made in full at the time of exercise. The form of consideration payable upon exercise of an option shall, at the discretion of the Corporate Governance Committee, be (i) by tender of United States dollars in cash, check, bank draft or money order;
(ii) subject to any legal restriction against the Company's acquisition or purchase of the Company's shares of Common Stock, by delivery of shares of Common Stock, which have been held by the optionee for at least six months and which shall be deemed to have a value equal to the aggregate fair market value of such shares determined on the date preceding the date of exercise or purchase as described in the immediately preceding paragraph hereof; (iii) by the issuance of a promissory note bearing an interest rate not less than the prime rate as reported in the Wall Street Journal, plus two percent; (iv) by the issuance by a broker of an undertaking to deliver the exercise price; or (v) pursuant to any combination of the above methods or such other methods as may be provided for in the NEDSOP from time to time.

Change-in-Control Provisions

      In the event of a change in control of the Company, certain provisions take effect to accelerate the vesting of outstanding options and to provide for cash payment in settlement of unexercised options. On the twentieth (20th) trading day prior to the effective date of the change in control, all stock options not otherwise vested become fully vested. In addition, the value of any unexercised option is paid out in cash unless the award holder receives either
(i) the right to acquire the same basket of cash and securities available to holders of Common Stock, or (ii) if pooling of interests is a condition of the transaction, an equivalent right in a successor security which would enable the transaction to qualify for pooling of interests. A change-in-control is defined to include: (1) any person, entity or Group (persons or entities acting together) is or becomes the beneficial owner of more than 50% of the Voting Stock of the Company; (2) a consolidation, merger, or sale of substantially all of the assets of the Company, with the effect that any person, entity or Group becomes the beneficial owner of more than 50% of the Voting Stock of the Company or the Company is not the surviving entity; (3) during any consecutive two-year period commencing July 1, 1996, individuals who constituted the Board of Directors at the beginning of such period, together with any new directors whose election by the Board or nomination for election by stockholders was approved by 2/3 of the directors who were in office at the beginning of the period or whose election or nomination was so approved, cease to constitute a majority of the Board then in office; or (4) any order, judgment or decree of dissolution or split-up of the Company, and such order remains undischarged or unstayed for a period in excess of 60 days. For purposes of determining whether a change in control has occurred, "more than 50% of the Voting Stock" means more than 50% of one or more classes of stock pursuant to which the holders have the general power to vote for the election of members of the Board of Directors, and the aggregate of such classes for which the person, entity or Group holds more than 50% has the power to elect more than 50% of the members of the Board of Directors.

Adjustments in Capitalization

      In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in the Company's capitalization, or other distribution to common stockholders other than normal cash dividends, after the effective date of the NEDSOP, the Committee will make any appropriate adjustments to the maximum number of shares that may be delivered under an option granted pursuant to the NEDSOP.

Federal Tax Consequences

      The following is a brief summary of the tax effects under the Internal Revenue Code (the "Code") with respect to options granted under the NEDSOP.

      Only nonqualified stock options are granted under the NEDSOP, i.e., options not qualified for favorable tax treatment under ss.422 of the Code. No taxable income is recognized by an optionee upon the grant of a nonqualified stock option. Upon exercise, the optionee will recognize ordinary income in the amount by which the fair market value of the shares purchased, on the date of exercise, exceeds the exercise price paid for such shares. The Company will be entitled to a tax deduction equal to the amount of ordinary income recognized by the optionee.

Accounting Treatment

            Generally, for an option granted with an exercise price at fair market value at the time of grant, the Company will not incur a compensation charge.

                                 PROPOSAL THREE

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

      The Board of Directors has selected PricewaterhouseCoopers LLP, independent accountants, to audit the financial statements of the Company for the fiscal year ending March 31, 2001. THE BOARD OF DIRECTORS recommends that stockholders vote "FOR" ratification of such appointment. The affirmative vote of a majority of the shares of Common Stock present at the meeting in person or by proxy shall be necessary to ratify the appointment of the Company's independent accountants. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

      Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                 OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

      The Company knows of no other matters to come before the Annual Meeting. If any other matter not mentioned in this Proxy Statement properly comes before the Annual Meeting, it is the intention of the proxy holders named in the enclosed Proxy to vote the shares they represent as the Board of Directors may recommend.

                STOCKHOLDER NOMINATIONS FOR ELECTION OF DIRECTORS

      Nominations of persons for election to the Board of Directors at an annual meeting or by the written consent of the stockholders may be made by any stockholder of the Company entitled to vote for the election of directors at the meeting who complies with certain notice procedures. A stockholder's nomination of a person for election to the Board of Directors must be delivered to or mailed and received at the principal executive offices of the Company, addressed to the attention of the Secretary of the Company, not less than sixty days prior to the meeting or the date the stockholders are first solicited for their consents as the case may be; provided, however, that, in the case of an annual meeting and in the event that less than fifty days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the earlier of (a) the close of business on the fifteenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs, or (b) two days prior to the date of the meeting. Such stockholder's notice to the Secretary shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Company which are beneficially owned by the person, (iv) a statement as to the person's citizenship, and (v) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, and (b) as to the stockholder giving the notice, (i) the name and record address of the stockholder and (ii) the class, series and number of shares of capital stock of the Company which are beneficially owned by the stockholder. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. In connection with any annual meeting, the Chairman of the Board of Directors shall, if the facts warrant, determine and declare to the meeting that a nomination not made in accordance with the foregoing procedure, or otherwise properly made by the Board of Directors, was defective and shall be disregarded.

        STOCKHOLDER PROPOSALS TO BE PRESENTED AT THE 2001 ANNUAL MEETING

      Federal proxy rules specify what constitutes timely submission for a stockholder proposal to be included in a subsequent proxy statement. Proposals of stockholders that are intended to be presented by such stockholders at the Company's 2001 Annual Meeting of Stockholders generally must be received by the Company at its principal executive offices no later than March 1, 2001, in order to be considered for inclusion in the Company's proxy statement relating to that meeting. In addition, to be properly brought before the meeting under the Company's Bylaws, a stockholder's notice must be received at the principal executive offices of the Company, addressed to the attention of the Secretary of the Company, within the time specified in the federal proxy rules for timely submission of a stockholder proposal or, if not within such time, then not less than sixty days nor more than ninety days prior to the meeting; provided, however, that in the event that less than fifty days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received by the earlier of (a) the close of business on the fifteenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs, and (b) two days prior to the date of the meeting. A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of the Company which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business.

      The Chairman of the Board of Directors shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of the Company's Bylaws, and if he should so determine, he is required to so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

      The 2000 Annual Report to Stockholders of the Company including its Annual Report on Form 10-K for the fiscal year ended April 1, 2000 is attached to this Proxy Statement. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

      COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED APRIL 1, 2000, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES, BUT WITHOUT EXHIBITS, WILL BE PROVIDED TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO THE SECRETARY, THE GRAND UNION COMPANY, 201 WILLOWBROOK BOULEVARD, WAYNE, NEW JERSEY 07470

                                   APPENDIX A


                             THE GRAND UNION COMPANY
   1995 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN, AS PROPOSED TO BE AMENDED(1)

               AMENDED AND RESTATED JULY 20, 1996 DECEMBER 9, 1999

      1. Purpose. The purpose of this 1995 Non-Employee Directors' Stock Option Plan (the "Plan") is to advance the interests of The Grand Union Company (the "Company") by enhancing the ability of the Company to attract and retain non-employee directors who are in a position to make significant contributions to the success of the Company and to reward directors for such contributions through ownership of shares of the Company's Common Stock (the "Stock").

      2. Administration. The Plan shall be administered by a committee (the "Committee") of the Board of Directors (the "Board") of the Company designated by the Board for that purpose. Unless and until a Committee is appointed, the Plan shall be administered by the entire Board, and references in the Plan to the "Committee" shall be deemed references to the Board. The Committee shall have authority, not inconsistent with the express provisions of the Plan (a) to issue options granted in accordance with the formula set forth in this Plan to Eligible Directors as defined below; (b) to prescribe the form or forms of instruments evidencing awards and any other instruments required under the Plan and to change such forms from time to time; (c) to adopt, amend and rescind rules and regulations for the administration of the Plan; and (d) to interpret the Plan and to decide any questions and settle all controversies and disputes that may arise in connection with the Plan. Such determinations of the Committee shall be conclusive and shall bind all parties.

      3. Eligibility of Directors for Stock Options. Directors eligible to receive options under the Plan ("Eligible Directors") shall be those directors, who are not, at the time they become an Eligible Director, employees of the Company or of any subsidiary of the Company and (i) who are directors on the Effective Date of this Plan (which shall be the eligibility date for such directors) or (ii) who are first elected a director of the Company after the Effective Date of this Plan (which election date shall be the eligibility date for any such director).

      4. Grant of Options; Exercise Price. Each individual who is an Eligible Director shall, on his or her eligibility date as determined under Section 3, automatically be granted an option ("Option") to purchase 5,000 10,000 shares of Stock of the Company (subject to adjustment as provided in Sections 5 and 10) at an exercise price equal to the Fair Market Value of the Stock on the effective date of grant. Thereafter, on each date that an Eligible Director is elected to a new one-year term of office, such Eligible Director shall automatically be granted an Option to purchase 1,500 5,000 shares of Stock of the Company (subject to adjustment as provided in Sections 5 and 10) at an exercise price equal to the Fair Market Value of the Stock on the effective date of grant. All options shall expire ten years after the effective date of grant.

      5. Number of Shares. The number of shares of Stock of the Company which may be issued upon the exercise of Options granted under the Plan, including shares forfeited pursuant to Section 7, shall not exceed 100,000 250,000 in the aggregate, subject to increase under Section 10, which increases and appropriate adjustments as a result thereof shall be made by the Committee, whose determination shall be binding on all persons.

      6. Stock to be Delivered. Shares of Stock to be delivered pursuant to an Option granted under this Plan may constitute an original issue of authorized Stock or may consist of previously issued Stock acquired by the Company, as shall be determined by the Board. The Board and the proper officers of the Company shall take any appropriate action required for such delivery. No fractional shares shall be delivered under the Plan.

      The Company will not be obligated to deliver any shares of Stock pursuant to the Plan (a) until all conditions of the Option have been satisfied, (b) until, in the opinion of the Company's counsel, all applicable federal and state laws and

----------
(1) The amendments which are being submitted for stockholder approval are indicated herein as double-underlined text for proposed insertions and struck-through text for proposed deletions as compared to the text included in the 1996 Proxy Statement.

regulation have been complied with, (c) if the outstanding Stock is at the time listed on the New York Stock Exchange or any other stock exchange, until the shares to be delivered have been listed or authorized to be listed on the New York Stock Exchange or such other exchange upon official notice of notice of issuance, and (d) until all other legal matters in connection with the issuance and delivery of such shares have been approved by the Company's counsel. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Options, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act and may require that the certificates evidencing such Stock bear an appropriate legend restricting transfer.

      If an Option is exercised by the Eligible Director's legal representative, the Company will be under no obligation to deliver Stock pursuant to such exercise until the Company is satisfied as to the authority of such representative.

      7.  Exercisability; Exercise; Payment of Exercise Price.

      All Options granted under the Plan prior to July 1, 1996, shall, subject to initial stockholder approval of the Plan, become exercisable immediately as to one-third of the shares, on the first anniversary of the grant date as to the second third of the shares and as to one share of any remainder, and on the second anniversary of the grant date as to the last third of the shares and the second share of any two-share remainder.

      All Options granted under the Plan on or after July 1, 1996, shall, subject to initial stockholder approval of the Plan, become exercisable six months after the grant date as to one-third of the shares, on the earlier of the first anniversary of the grant date or the annual meeting of stockholders closest thereto as to the second third of the shares and as to one share of any remainder, and on the earlier of the second anniversary of the grant date or the annual meeting of stockholders closest thereto as to the last third of the shares and the second share of any two-share remainder.

      Any exercise of an Option must be in writing, signed by the proper person and delivered or mailed to the Company, accompanied by (1) any documents required by the Committee and (2) payment in full as provided below for the number of shares for which the Option is exercised.

      The exercise price of Stock purchased on exercise of an Option must be paid for as follows: (1) in cash or by check (acceptable to the Company in accordance with guidelines established for this purpose), bank draft or money order payable to the order of the Company or (2) through the delivery of shares of Stock which have been outstanding and held by the Option holder for at least six months and which have a Fair Market Value on the last business day preceding the date of exercise equal to the exercise price, or (3) by delivery of a two year-term promissory note of the Eligible Director to the Company, bearing interest on amounts outstanding at a rate equal to the prime rate as published in The Wall Street Journal on the effective date of grant plus 2%, or (4) by delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the exercise price, or (5) by any combination of the permissible forms of payment.

      To the extent shares of Stock covered under an Option are not delivered because the Option lapses or is terminated, such forfeited shares may be regranted in another Option within the limits set forth in Section 5.

      8.  Termination of Options.

      a. Death or Disability. If an Eligible Director ceases to be a director by reason of death or total and permanent disability (as determined by the Committee), the following will apply:

       All Options held by the Eligible Director that are not exercisable on the thirtieth day after termination of the Eligible Director's status as a director will terminate as of such date. All Options that are exercisable as of said thirtieth day will continue to be exercisable until the earlier of (1) the first anniversary of the date on which the Eligible Director's status as a director ended or (2) the date on which the Option would have terminated had the Eligible Director remained a director. If the Eligible Director has died or is totally or permanently disabled, the Option may be exercised within such limits by the Eligible Director's legal representative.

      b. Other Termination. If an Eligible Director's service with the Company terminates for any reason other than death or incapacity as provided above, all Options held by the director that are not then exercisable shall terminate.

Options that are exercisable on the date of such termination (other than termination upon a removal for cause, in which event all Options shall immediately terminate) shall continue to be exercisable until the earlier of (1) one year thereafter or (2) the date on which the Option would have terminated had the director remained an Eligible Director, and after completion of that period, such Options shall terminate to the extent not previously exercised, expired or terminated.

      c. Certain Corporate Transactions. In the event of a Change of Control of the Company, each outstanding Option not otherwise exercisable shall become immediately exercisable in full on the twentieth (20th) trading day prior to the effective date of the Change of Control. Subject to the last paragraph of this section, the Company shall pay to those Option holders whose Options have been terminated, an amount equal to the Option Value, such payment to be made by cash or certified check within 30 days after the Change in Control. The Option Value shall be determined as the difference between the exercise price of the Option and the Market Price times the number of shares covered by the Option. The Market Price shall be determined as the average of the Fair Market Value, as determined under section 11, for the period of twenty (20) trading days ending on the effective date of the Change of Control.

      "Change of Control" means any of the following: (1) any person, entity or Group (persons or entities acting together) is or becomes the beneficial owner of more than 50% of the Voting Stock of the Company; (2) a consolidation, merger, or sale of substantially all of the assets of the Company, with the effect that any person, entity or Group becomes the beneficial owner of more than 50% of the Voting Stock of the Company or the Company is not the surviving entity; (3) during any consecutive two-year period commencing July 1, 1996, individuals who constituted the Board of Directors at the beginning of such period, together with any new directors whose election by the Board or nomination for election by stockholders was approved by 2/3 of the directors who were in office at the beginning of the period or whose election or nomination was so approved, cease to constitute a majority of the Board then in office; or
(4) any order, judgment or decree of dissolution or split-up of the Company, and such order remains undischarged or unstayed for a period in excess of 60 days. For purposes of this provision, "more than 50% of the Voting Stock" means more than 50% of one or more classes of stock pursuant to which the holders have the general power to vote for the election of members of the Board of Directors, and the aggregate of such classes for which the person, entity or Group holds more than 50% has the power to elect more than 50% of the members of the Board of Directors.

      Notwithstanding the foregoing, the termination of Options and the payment of Option Values described in the first paragraph of this section shall not apply with respect to any transaction in which the Option Holder receives either
(i) a replacement option allowing the Option Holder to receive, on the same terms as in the original Option, the greatest amount of securities, cash or other property to which such holder would have been entitled as a holder of Common Stock upon consummation of the transaction if such holder had exercised the rights represented by the Option held by such holder immediately prior to the transaction, or (ii) if pooling of interests is a condition of the transaction, a replacement equity interest which enables the transaction to qualify for pooling of interests.

      9.  General Provisions

      a. Documentation of Options. Options will be evidenced by written instruments prescribed by the Committee from time to time. Such instruments may be in the form of agreements, to be executed by both an Eligible Director and the Company, or certificates, letters or similar instruments, which need not be executed by an Eligible Director but acceptance of which will evidence agreement to the terms thereof.

      b. Rights as a Stockholder. An option holder shall not have the rights of a stockholder with respect to Options under the Plan except as to Stock actually received by him or her under the Plan.

      c. Tax Withholding. The Eligible Director or other appropriate person shall remit to the Company an amount sufficient to satisfy the withholding requirements, or make other arrangements satisfactory to the Committee with regard to such requirements, prior to the delivery of any Stock. If and to the extent that such withholding is required, the Committee may permit the Eligible Director such other person to elect at such time and in such manner as the Committee provides to have the Company hold back from the shares to be delivered, or to deliver to the Company, Stock having a value calculated to satisfy the withholding requirement.

      d. Nontransferability of Options. No Option may be transferred other than by will or by the laws of descent and distribution, and during a director's lifetime an Option may be exercised only by the director (or, in the event of the director's incapacity, the person or persons legally appointed to act on the director's behalf).

      10.  Adjustments in the Event of Certain Transactions.

      a. In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in the Company's capitalization, or other distribution to common stockholders other than normal cash dividends, the Committee will make any appropriate adjustments to the maximum number of shares that may be delivered under the Plan under Section 5 above.

      b. In any event referred to in paragraph (a), the Committee will also make any appropriate adjustments to the number and kind of shares of stock or securities subject to Options then outstanding or subsequently granted, exercise prices relating to Options and any other provision of Options affected by such change. The Committee may also make such adjustments to take into account material changes in law or in accounting practices or principles, mergers, consolidations, acquisitions, dispositions or similar corporate transactions, or any other event, if it is determined by the Committee that adjustments are appropriate to avoid distortion in the operation of the Plan.

      11. Fair Market Value. For purposes of the Plan, Fair Market Value of a share of Stock on any date will be the last sale price as reported by the principal exchange on which the Stock is traded or by the National Association of Securities Dealers, Inc. Automated Quotations System or such other similar system then in use, on that date; or, if on any such a date such Stock is not quoted by any such organization, the average of the closing bid and asked prices with respect to such Stock, as furnished by a professional market maker making a market in such Stock selected by the Committee; or if such prices are not available, the fair market value of such Stock as of such date as determined in good faith by the Committee.

      12. Effective Date and Term. This Plan, having been approved by the Board of Directors on December 12, 1995, shall become, in accordance with the term of the approving vote of the Board, effective on December 12, 1995 (the "Effective Date"), subject to approval of this Plan by vote of a majority of the shareholders of the Company present and eligible to vote on the question at an annual or special meeting of stockholders held not later than December 12, 1996. Options may be granted under the Plan prior to the date of stockholder approval, and options so granted shall be effective on the effective date of grant subject to stockholder approval of the Plan as provided in this Section. No Options may be awarded under this Plan after December 12, 2005, but the Plan shall continue thereafter while previously awarded Options remain subject to the Plan.

      13. Effect of Termination, and Amendment. Neither adoption of the Plan nor the grant of Options to an Eligible Director shall confer upon any person any right to continued status as a director with the Company or any subsidiary or affect in any way the right of the Company or subsidiary to terminate a director relationship at any time or shall affect the Company's right to grant to such director options or other stock awards that are not subject to the Plan, to issue to such director stock as a bonus or otherwise, or to adopt other plans or arrangements under which stock may be issued to directors. The Committee may at any time terminate the Plan as to any further grants of Options. The Committee may at any time or times amend the Plan for any purpose which may at the time be permitted by law, but in no event (except to comply with the provisions of the Internal Revenue Code, the Employee Retirement Income Security Act or the rules thereunder) more than once in any six-month period.

                             THE GRAND UNION COMPANY
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                                     FOR THE
                         ANNUAL MEETING OF STOCKHOLDERS
                                   TO BE HELD
                                 AUGUST 17, 2000


         The undersigned hereby nominates, constitutes and appoints Gary M. Philbin and Jeffrey P. Freimark, and each of them individually, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of THE GRAND UNION COMPANY which the undersigned is entitled to represent and vote at the Annual Meeting of Stockholders of the Company to be held at the Hanover Marriott Hotel, 1401 Route 10 East, Whippany, New Jersey, 07981, at 10:00 a.m. on August 17, 2000, and at any and all adjournments or postponements thereof, as fully as if the undersigned were present and voting at the meeting, as follows:

         THE DIRECTORS RECOMMEND A VOTE "FOR" ITEMS 1, 2, AND 3.

         THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER ON THE REVERSE SIDE. WHERE NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED "FOR" THE ELECTION OF THE DIRECTORS NAMED ON THE REVERSE SIDE OF THIS PROXY, "FOR" APPROVAL OF THE AMENDMENTS TO THE 1995 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN, "FOR" RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS, AND IN THE DISCRETION OF THE PROXYHOLDERS ON ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE MEETING.

         WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.

IMPORTANT -- PLEASE SIGN AND DATE ON OTHER SIDE AND RETURN PROMPTLY.

PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE USING DARK INK ONLY /X/

1.       ELECTION OF DIRECTORS

         / / FOR  / / WITHHELD

         Election of the following nominees as directors: Michael J. Embler, Jeffrey P. Freimark, David M. Green, Charles M. Masson, Stephen M. Peck, Gary M. Philbin, and Scott M. Tepper.

         (INSTRUCTIONS; TO WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES, MARK THE BOX ABOVE. TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE THROUGH THAT NOMINEE'S NAME IN THE LIST ABOVE.)

2.       APPROVAL OF THE AMENDMENTS TO THE 1995 NON-EMPLOYEE DIRECTOR
         STOCK OPTION PLAN:

         / / FOR              / / AGAINST           / / ABSTAIN

3.       RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT
         ACCOUNTANTS:

         / / FOR              / / AGAINST           / / ABSTAIN

4. IN THEIR DISCRETION, ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.



Signature(s) ______________________
Date _____________________, 2000

         Please date and sign your name exactly as it appears hereon. Executors, administrators, guardians, officers of corporations, and others signing in a fiduciary capacity should state their full titles as such. Joint owners each should sign personally.